UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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GARTNER, INC.

(Name of Registrant as Specified in Its Charter)

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April 24, 2012

Dear Stockholder:

On behalf of the Board of Directors and Management of Gartner, Inc., I invite you to attend our 2012 Annual Meeting of Stockholders to be held on Thursday, June 7, 2012, at 10 a.m. local time, at our corporate headquarters at 56 Top Gallant Road, Stamford, Connecticut.

Details of the business to be conducted at the meeting are given in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow this letter.

We have mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 Annual Report to Stockholders and our 2012 Proxy Statement online, how to request a paper copy of these materials and how to vote on the four management Proposals put before you this year. In addition, by following the additional instructions in the Proxy Statement, stockholders may request proxy materials electronically by email or in printed form by mail on an ongoing basis.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares, regardless of the number of shares you hold, by utilizing the voting options available to you as described in the Proxy Statement.

If you have any questions about the meeting, please contact our Investor Relations Department at (203) 316-6537.

We look forward to seeing you at the meeting.

Sincerely,

Eugene A. Hall
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 7, 2012

Time:	10:00 a.m. local time

Location:	56 Top Gallant Road
Stamford, Connecticut 06902

Matters To Be Voted On:	(1) Election of nine members of our Board of Directors;
(2) Advisory approval of the Company’s executive compensation;
(3) Approval of the Amended and Restated Executive Performance Bonus Plan; and
(5) Ratification of the selection of KPMG LLP as our independent auditors for the 2012 fiscal year

Record Date:	April 12, 2012 - You are eligible to vote if you were a stockholder of record on this date.

Voting Methods:	By Internet – go to “www.proxyvote.com” and follow instructions
By Telephone – call 1-800-690-6903, 24 hours a day, and follow instructions

By Mail – if you received your proxy materials by mail, complete and sign your proxy card and return in enclosed envelope or mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, N.Y. 11717

In Person – attend the Annual Meeting and vote in person

Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented. If your shares are held in “street name,” we urge you to instruct your broker how to vote your shares.

Voting promptly will insure that we have a quorum at the meeting and will save us additional proxy solicitation expenses.

By Order of the Board of Directors,

Lewis G. Schwartz
Corporate Secretary

Stamford, Connecticut
April 24, 2012

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(This Page Intentionally Left Blank.)

56 Top Gallant Road
Stamford, Connecticut 06902

PROXY STATEMENT

For the Annual Meeting of Stockholders to be held on June 7, 2012

GENERAL INFORMATION

THE ANNUAL MEETING AND PROPOSALS
The 2012 Annual Meeting of Stockholders of Gartner, Inc. will be held on Thursday, June 7, 2012, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in greater detail below. This Proxy Statement and form of proxy, together with our 2011 Annual Report to Stockholders, are being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and any adjournment of the meeting, and are first being made available to our stockholders on or around April 24, 2012. We will refer to your company in this Proxy Statement as “we”, “us”, the “Company” or “Gartner.”

The four proposals to be considered and acted upon at the Annual Meeting, which are described in more detail in this Proxy Statement, are:

•	Election of nine nominees to our Board of Directors;
•	Advisory approval of the Company’s executive compensation;
•	Approval of the Amended and Restated Executive Performance Bonus Plan; and
•	Ratification of the selection of KPMG LLP as our independent auditors for the 2012 fiscal year.

INFORMATION CONCERNING PROXY MATERIALS AND THE VOTING OF PROXIES

Why Did You Receive a Notice Regarding Availability of Proxy Materials?
Securities and Exchange Commission (SEC) rules allow companies to furnish proxy materials to their stockholders via the Internet. This “e-proxy” process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs and reducing the environmental impact of our annual meeting. Accordingly, on April 24, 2012, we mailed to our stockholders a notice regarding the availability of proxy materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access our proxy materials for the 2012 Annual Meeting on a website, how to request a printed set of proxy materials and how to vote your shares. We expect to shortly mail paper copies of our proxy materials to certain stockholders who have already elected to receive printed materials.

How Can You Get Electronic Access to Proxy Materials?
The Notice provides instructions regarding how to view our proxy materials for the 2012 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit: www.proxyvote.com and have available your 12-digit Control number(s) located on your Notice.

How Can You Request Paper or Email Copies of Proxy Materials?
If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you want to receive paper or email copies of the proxy materials, you must request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before May 24, 2012. To request paper or e-mail copies, stockholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit Control number(s) (located on your Notice) in the subject line.

How Can You Sign Up to Receive Future Proxy Materials Electronically?
You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “How Can You Vote” to vote using the Internet and vote your shares. After submitting your vote, follow the prompts to sign up for electronic delivery.

Who Can Vote at the Annual Meeting?
Only stockholders of record at the close of business on April 12, 2012 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 93,278,820 shares of our common stock, par value $.0005 per share (“Common Stock”) outstanding and eligible to be voted. Treasury shares are not voted.

How Can You Vote?
You may vote using one of the following methods:

•

Internet. You may vote on the Internet up until 11:59 PM Eastern Time on June 6, 2012 by going to the website for Internet voting on the Notice or your proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

•

Telephone. You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time on June 6, 2012, and following prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

•

Mail. If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, N.Y. 11717.

•	In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted for each proposal as our Board recommends.

How to Revoke Your Proxy or Change Your Vote
A later vote by any means will cancel an earlier vote. You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	giving written notice of revocation to: Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212; or

•	submitting another timely proxy by the Internet, telephone or mail; or

•

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

How Many Votes You Have
Each stockholder has one vote for each share of our Common Stock that he or she owned on the Record Date for all matters being voted on.

If Your Shares Are Held in “Street Name,” How Will Your Broker Vote?
Holders of shares held in brokerage or “street name” accounts should be aware of changes in voting rules that will affect whether their shares will be voted on the Proposals submitted at the meeting. Under applicable New York Stock Exchange (NYSE) rules relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors, executive compensation and the Amended and Restated Executive Performance Bonus Plan without instructions from the beneficial owner. However, brokers will still be able to vote shares held in brokerage accounts with respect to the ratification of the selection of an independent registered public accounting firm, even if they do not receive instructions from the beneficial owner. Therefore, holders of shares held in brokerage or street name accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposals One, Two and Three. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

Quorum
A quorum is constituted by the presence, in person or by proxy, of holders of our Common Stock representing a majority of the number of shares of Common Stock entitled to vote. Abstentions and broker non-votes (described above) will be considered present to determine the presence of a quorum.

Votes Required
Proposal One: Each nominee must receive more “FOR” votes than “AGAINST” votes to be elected. Any nominee who fails to achieve this threshold must tender his or her resignation from the Board.

Proposals Two, Three and Four: The affirmative “FOR” vote of a majority of the votes cast is required to approve Proposal Two — the advisory approval of the Company’s executive compensation; Proposal Three — the approval of the Amended and Restated Executive Performance Bonus Plan; and Proposal Four — the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote on those matters for you. If for any reason any of the nominees is not available as a candidate for director at the Annual Meeting, the persons named as proxies will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors. As of the date of this Proxy Statement, we were unaware of any other matter to be raised at the Annual Meeting.

What Are the Recommendations of the Board?
The Board of Directors recommends that you vote FOR the election of the nine nominees to our Board of Directors, FOR the advisory approval of the Company’s executive compensation, FOR approval of the Amended and Restated Executive Performance Bonus Plan and FOR the ratification of the selection of KPMG LLP as our independent auditor for fiscal 2012.

Who Is Distributing Proxy Materials and Bearing the Cost of the Solicitation?
This solicitation of proxies is being made by the Board of Directors and we will bear the entire cost of this solicitation, including costs associated with mailing the Notice and related Internet access to proxy materials, the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation material that we may provide to stockholders. Gartner will request brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to solicit proxies from these persons and will pay the costs associated with such activities. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic mail and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services. We have also retained Georgeson Inc. to assist with the solicitation of proxies at an anticipated cost of $6,500 which will be paid by the Company.

Where can I find the voting results of the Annual Meeting?
We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the 2012 Annual Meeting, which will also be available on our investor relations website — www.investor.gartner.com.

Who Can Answer Your Questions?
If you have questions about this Proxy Statement or the Annual Meeting, please call our Investor Relations Department at (203) 316-6537.

PROPOSAL ONE:

ELECTION OF DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS AND NOMINEES
Our Board, acting through the Governance/Nominating Committee, is responsible for assembling for stockholder consideration each year a group of nominees that, taken together, has the experience, qualifications, attributes and skills appropriate and necessary to carry out the duties and responsibilities of, and to function effectively as, the board of directors of Gartner. The Governance Committee regularly reviews the composition of the board in light of the needs of the Company, its assessment of board and committee performance, and the input of stockholders and other key stakeholders. The Governance Committee looks for certain common characteristics in all nominees, including integrity, strong professional experience and reputation, a record of achievement, constructive and collegial personal attributes and the ability and commitment to devote sufficient time and effort to board service. In addition, the Governance Committee seeks to include on the board a complementary mix of individuals with diverse backgrounds and skills that will enable the board as a whole to effectively manage the array of issues it will confront in furtherance of its duties. These individual qualities can include matters such as experience in the technology industry; experience managing and operating large public companies; financial, accounting, executive compensation and capital markets expertise; and leadership skills and experience.

Our Board currently has nine directors who serve for annual terms. All of the nominees listed below are incumbent directors who have been nominated by the Governance Committee and Board for re-election, and have agreed to serve another term. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present Board to fill the vacancy. Each person elected as a director will continue to be a director until the 2012 Annual Meeting or until a successor has been elected.

Michael J. Bingle	William O. Grabe
Richard J. Bressler	Eugene A. Hall
Raul E. Cesan	Stephen G. Pagliuca
Karen E. Dykstra	James C. Smith
Anne Sutherland Fuchs

Our CEO, Eugene A. Hall, has an employment agreement with the Company that obligates the Company to include him on the slate of nominees to be elected to our Board during the term of the agreement. See “Executive Compensation — Employment Agreements with Executive Officers.” There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption.

MAJORITY VOTE STANDARD
In February 2012, the Board approved amendments to the Company’s Bylaws and to the Board Principles and Practices to adopt a majority vote standard for the election of directors, effective immediately. The amendments provide that a nominee must receive more FOR votes than AGAINST votes for election as a director. Should a nominee fail to achieve this threshold, the nominee must immediately tender his or her resignation to the Chairman. The Board, in its discretion, can determine whether or not to accept the resignation.

INFORMATION ABOUT DIRECTOR NOMINEES
The name, age, principal occupation for the last five years, public company board experience, selected additional biographical information and period of service as a director of the Company of each of the nominees for election as a director are set forth below. Additionally, set forth below is a summary of each director’s experience, qualifications and background which, among other factors, support their respective qualifications to continue to serve on our Board.

Michael J. Bingle, 40, has been a director since October 2004. Mr. Bingle is a Managing Director of Silver Lake, a private equity firm that he joined in January 2000. Prior thereto, he was a Principal with Apollo Management, L.P., a private investment partnership, and an investment banker at Goldman, Sachs & Co., an investment banking firm. He is a director of several private companies and a former director of TD Ameritrade Holding. Mr. Bingle’s investing, investment banking and capital markets expertise, coupled with his extensive working knowledge of Gartner (a former Silver Lake portfolio company), its financial model and core financial strategies, provide valuable perspective and guidance to our Board and Governance Committee, and qualify him to continue to serve as director.

Richard J. Bressler, 54, has been a director since February 2006. Mr. Bressler joined Thomas H. Lee Partners, L.P., a private equity firm, as a Managing Director in 2006. From May 2001 through 2005, Mr. Bressler was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Prior to joining Viacom, Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive of Time Warner Digital Media and as Executive Vice President and Chief Financial Officer of Time Warner Inc. Before joining Time Warner Inc., Mr. Bressler was a Partner with Ernst & Young. Mr. Bressler is a director of The Nielsen Company B.V. and CC Media Holdings, Inc., and a former director of America Media Operations, Inc. and Warner Music Group Corp. He is also a Board Observer of Univision Communications, Inc. Mr. Bressler qualifies as an audit committee financial expert, and his extensive financial and operational roles at large U.S. public companies bring a wealth of management, financial, accounting and professional expertise to our Board and Audit Committee, and qualify him to continue to serve as director.

Raul E. Cesan, 64, has been a director since February 2012. Since 2001, Mr. Cesan has been the Founder and Managing Partner of Commercial Worldwide LLC, an investment firm. Prior thereto, he spent 25 years at Schering-Plough Corporation, serving in various capacities of increasing executive responsibility, including most recently as: the President and Chief Operating Officer (from 1998 to 2001); Executive Vice President of Schering-Plough Corporation and President of Schering-Plough Pharmaceuticals (from 1994 – 1998); President of Schering Laboratories, U.S. Pharmaceutical Operations (from 1992 to 1994); and President of Schering-Plough International (from 1988 to 1992). Mr. Cesan is also a director of The New York Times Company. Mr. Cesan’s extensive operational and international experience qualify him to continue to serve as director.

Karen E. Dykstra, 53, has been a director since July 2007. From January 2007 until December 2010, Ms. Dykstra had been a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC, Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. Prior thereto, she spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from January 2003 to May 2006, and prior thereto as Vice President — Finance, Corporate Controller and in other capacities. Ms. Dykstra is also a director of Crane Co. and AOL, Inc. Ms. Dykstra qualifies as an audit committee financial expert, and her extensive management, financial, accounting and oversight experience provide important expertise to our Board and Audit Committee, and qualify her to continue to serve as director.

Anne Sutherland Fuchs, 64, has been a director since July 1999. In April 2010, she joined J.C. Penney as a consultant, and in November 2010, she became Group President of the Growth Brands Division of that company. She also serves as the Chair of the Commission on Women’s Issues for New York City, a position she has held since 2002. Previously, Ms. Fuchs served as a consultant to companies on branding and digital initiatives, and as a senior executive with operational responsibility at LVMH Moët Hennessy Louis Vuitton, Phillips de Pury & Luxembourg and several publishing companies, including Hearst Corporation, Conde Nast, Hachette and CBS. Ms. Fuchs is also a director of Pitney Bowes Inc. Ms. Fuchs’ executive management, content and branding skills plus operations expertise, her knowledge of government operations and government partnerships with the private sector, and her keen interest and knowledge of diversity, governance and executive compensation matters provide important perspective to our Board and its Governance and Compensation Committees, and qualify her to continue to serve as director.

William O. Grabe, 73, has been a director since April 1993. Mr. Grabe is an Advisory Director of General Atlantic LLC, a global private equity firm. Prior to joining General Atlantic in 1992, Mr. Grabe was a Vice President and Corporate Officer of IBM Corporation. Mr. Grabe is presently a director of Compuware Corporation and Lenovo Group Limited, as well as several private companies which are portfolio companies of General Atlantic. He is a former director of LHS AG, Infotech Enterprises Limited, Patni Computer Systems Ltd. and Digital China Holdings Limited. Mr. Grabe’s extensive senior executive experience, his knowledge of business operations and his vast knowledge of the global information technology industry have made him a valued member of the Board and Governance Committee, and qualify him to continue to serve as director.

Eugene A. Hall, 55, has been our Chief Executive Officer and a director since August 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and service company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director. As Gartner’s CEO, Mr. Hall is responsible for developing and executing on the Company’s operating plan and business strategies in consultation with the Board of Directors and for driving Gartner’s business and financial performance, and, therefore, is qualified to continue to serve as the principal management representative on the Board.

Stephen G. Pagliuca, 57, has served as a director from July 1990 (except for a six month hiatus beginning in late 2009 when he entered the Massachusetts U.S. Senate race). Mr. Pagliuca is a Managing Director of Bain Capital Partners, LLC and is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982, and founded the Information Partners private equity fund for Bain Capital in 1989. Prior to joining Bain, Mr. Pagliuca worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a former director of Burger King Holdings, Inc., HCA, Inc. (Hospital Corporation of America), Quintiles Transnational Corporation and Warner Chilcott PLC. Mr. Pagliuca has served on our Board since Gartner first became a public company (except during his recent run for public office). He has deep subject matter knowledge of Gartner’s history, the development of its business model and the global information technology industry, as well as financial and accounting matters, all of which provide valuable guidance to the Board and qualify him to continue to serve as director.

James C. Smith, 71, has been a director since October 2002 and Chairman of the Board since August 2004. Until its sale in 2004, Mr. Smith was Chairman of the Board of First Health Group Corp., a national health benefits company. He also served as First Health’s Chief Executive Officer from January 1984 through January 2002 and President from January 1984 to January 2001. Mr. Smith is a director of various private companies. Mr. Smith’s long-time expertise and experience as the founder, senior-most executive and chairman of the board of a successful large public company provides a unique perspective and insight into management and operational issues faced by the Board, Audit Committee and our CEO. This experience, coupled with Mr. Smith’s personal leadership qualities, qualify him to continue to serve as director, and as Chairman of the Board.

COMPENSATION OF DIRECTORS
Directors who are also employees receive no fees for their services as directors. All other directors receive the following compensation for their services:

Annual Director Fee:

$50,000 per director and an additional $100,000 for our non-executive Chairman of the Board, payable in arrears in four equal quarterly installments, on the first business day of each quarter. These amounts are paid in common stock equivalents (CSEs) granted under the Company’s 2003 Long-Term Incentive Plan (“2003 Plan”), except that a director may elect to receive up to 50% of this fee in cash. The CSEs convert into Common Stock on the date the director’s continuous status as a director terminates, unless the director elects accelerated release as provided in the 2003 Plan. The number of CSEs awarded is determined by dividing the aggregate director fees owed for a quarter (other than any amount payable in cash) by the closing price of the Common Stock on the first business day following the close of that quarter.

Annual Committee Chair Fee:	$5,000 for the chair of our Governance Committee and $10,000 for the chairs of our Audit and Compensation Committees. Amounts are payable in the same manner as the Annual Fee.

Annual Committee Member Fee:

$5,000 for our Compensation and Governance Committee members and $10,000 for our Audit Committee members. Committee chairs receive both a committee chair fee and a committee member fee. Amounts are payable in the same manner as the Annual Fee.

Annual Equity Grant:

$130,000 in value of restricted stock units (RSUs), awarded annually on the date of the Annual Meeting. The number of RSUs awarded is determined by dividing $130,000 by the closing price of the Common Stock on the award date. The restrictions lapse one year after grant subject to continued service as director through that date.

Attendance Fee for Board Meetings:	None; we reimburse directors for their expenses to attend meetings.

DIRECTOR COMPENSATION TABLE
This table sets forth compensation earned or paid in cash, and the grant date fair value of equity awards made, to our non-management directors on account of services rendered as a director in 2011. Mr. Hall receives no compensation for service as director. Mr. Cesan joined the board in February 2012.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Michael J. Bingle	55,897	130,000	185,897

Richard J. Bressler	70,000	130,000	200,000

Karen E. Dykstra	60,000	130,000	190,000

Anne Sutherland Fuchs	67,898	130,000	197,898

William O. Grabe	60,000	130,000	190,000

Steven G. Pagliuca	50,000	130,000	180,000

James C. Smith	137,065	130,000	267,065

(1)

Includes amounts earned in 2011 and paid in cash and/or common stock equivalents (CSEs) on account of the Annual Director Fee, Annual Committee Chair Fee and/or Annual Committee Member Fee, described above. The fee for the Chairman of the Board was increased from $60,000 to $100,000 in July 2011, and the fee for the Chairman of the Compensation Committee was increased from $5,000 to $10,000 in May 2011. Accordingly, fees shown for Ms. Fuchs, Mr. Bingle and Mr. Smith include pro-rated adjusted fees for serving as Chairman of the Compensation Committee, a member of the Compensation Committee and Chairman of the Board, respectively.

(2)

Represents the grant date value of an annual equity award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, consisting of 3,484 restricted stock units (RSUs) that vest on June 2, 2012, one year from the date of the 2011 Annual Meeting of

Stockholders, subject to continued service through that date. The amount of the annual equity award was increased from $70,000 to $130,000 in mid-2011. Accordingly, the number of RSUs awarded was calculated by dividing $70,000 by the closing price of our Common Stock on June 2, 2011 ($38.34), and $60,000 by the closing price of our Common Stock on August 4, 2011 ($36.16).

RECOMMENDATION OF OUR BOARD

Our Board unanimously recommends that you vote “FOR” management’s nine nominees for election to the Board of Directors.

CORPORATE GOVERNANCE

Gartner is committed to maintaining strong corporate governance practices. Our Board Principles and Practices (the “Board Guidelines”), available at www.investor.gartner.com under the “Corporate Governance” link, are reviewed periodically and revised in light of legal, regulatory or other developments, as well as emerging best practices, by our Governance Committee and Board.

DIRECTOR INDEPENDENCE
Our Board Guidelines require that our Board be comprised of a majority of directors who meet the criteria for independence from management set forth by the New York Stock Exchange (“NYSE”) in its corporate governance standards.

Our committee charters likewise require that our standing Audit, Compensation and Governance/ Nominating Committees be comprised only of independent directors. Additionally, the Audit Committee members must be independent under Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Compensation Committee members must be independent under Rule 16b-3 promulgated under the Exchange Act and qualify as outside directors under regulations promulgated under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Utilizing all of these criteria, as well as all relevant facts and circumstances, the Board annually assesses the independence from management of all non-management directors and committee members by reviewing the commercial, financial, familial, employment and other relationships between each director and the Company, its auditors and other companies that do business with Gartner.

After analysis and recommendation by the Governance Committee, the Board determined that all of our non-management directors (Michael Bingle, Richard Bressler, Raul Cesan, Karen Dykstra, Anne Sutherland Fuchs, William Grabe, Stephen Pagliuca and James Smith) are independent under the NYSE standards; that our Audit Committee members (Ms. Dykstra and Messrs. Bressler and Smith) are also independent under Section 10A-3 of the Exchange Act; and that our Compensation Committee members (Ms. Fuchs and Messrs. Bingle and Smith) are independent under Exchange Act Rule 16b-3 and qualify as outside directors under Code Section 162(m) regulations.

BOARD LEADERSHIP STRUCTURE
The leadership of our Board of Directors rests with our independent Chairman of the Board, Mr. James C. Smith. Gartner believes that the separation of functions between the CEO and Chairman of the Board provides independent leadership of the Board in the exercise of its management oversight responsibilities, increases the accountability of the CEO and creates transparency into the relationship among executive management, the Board of Directors and the stockholders. Additionally, in view of Mr. Smith’s extensive experience as a chief executive officer of a major corporation, he is able to provide an independent point of view to our CEO on important management and operational issues.

RISK OVERSIGHT
Management, through the monthly meeting of the executive operating committee, deals with emerging operational and strategic risks facing the Company. Additionally, management believes that, through its Risk function, as well as through its review and testing of internal controls over financial reporting, it maintains robust financial statement risk assessment and risk management processes. The Risk function (which includes Internal Audit) conducts an annual company-wide risk assessment, from which areas of potential risk are identified and an internal audit plan is developed. Internal Audit examines risk areas and makes suggestions to management to ameliorate any identified risk. Management’s Disclosure Controls Committee likewise reviews the adequacy of the Company’s risk factor disclosures on a quarterly basis.

The Risk function reports directly to the Audit Committee, and provides the committee with a report each quarter. The committee reviews the results of the risk assessment process and the proposed internal audit plan. Subsequent quarterly meetings include an update on ongoing internal audit activities - including results of recent audits and any changes to the audit plan — and insurance updates. Risk also meets with the Audit Committee in executive session on a quarterly basis. At the Audit Committee meetings, areas of potential risk are identified and discussed by management and the committee; the committee often suggests additional areas that may warrant the attention of the Risk function.

As noted above, the Company maintains internal controls and procedures over financial reporting that are updated and tested annually. Any internal control deficiencies and the status of remediation efforts likewise are reported to the Audit Committee on a quarterly basis.

Any areas of significant risk are brought to the attention of the full Board by the Audit Committee. In addition, the Company’s strategic objectives and activities are discussed with the Board and approved annually.

Risk Assessment of Compensation Policies and Practices
Management has conducted a risk assessment of the Company’s compensation policies and practices, including all executive, non-executive and business unit compensation policies and practices, as well as the variable compensation policies applicable to our global sales force. The results of this assessment have been reported to the Compensation Committee. Management has concluded and the Compensation Committee has agreed that no Company compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

BOARD AND COMMITTEE MEETINGS AND ANNUAL MEETING ATTENDANCE
Our Board held five meetings during 2011. During 2011, all of our directors attended 100% of all Board and committee meetings held (during the periods in which such director served as a director and/or committee member.) At each Board and committee meeting, the non-management directors met in executive session. James C. Smith, our non-executive Chairman of the Board, presided over these executive sessions at the Board meetings, and each committee chairperson presided over the executive sessions at their respective committee meetings. Directors are welcome, but not required, to attend the Annual Meeting of Stockholders. In 2011, only Mr. Hall attended the Annual Meeting of Stockholders.

COMMITTEES GENERALLY AND CHARTERS
As noted above, our Board has three standing committees: Audit, Compensation and Governance/Nominating, and all committee members have been determined by our Board to be independent under applicable standards. Our Board of Directors has approved a written charter for each committee which is reviewed annually and revised as appropriate. A current copy of each charter is available at www.investor.gartner.com under the “Corporate Governance” link. See “Miscellaneous-Available Information” on page 45 below.

The table below provides 2011 committee information for each of the Board Committees:

Name	Audit	Governance/ Nominating	Compensation

Members:
Michael J. Bingle		X	X
Richard J. Bressler	X (Chair)
Karen E. Dykstra	X
Anne Sutherland Fuchs		X	X (Chair)
William O. Grabe		X (Chair)
Stephen G. Pagliuca
James C. Smith	X

Meetings Held in 2011:	5	4	5

Two former directors, Mr. Russell P. Fradin and Mr. Jeffrey W. Ubben, both of whom resigned in 2011, also served as members of the Compensation Committee during 2011. Mr. Cesan joined the board in 2012.

GOVERNANCE/NOMINATING COMMITTEE
Our Governance/Nominating Committee (the “Governance Committee”), considers such matters as:

•	the size, composition and organization of our Board;
•	the independence of directors;
•	our corporate governance policies, including our Board Principles and Practices;
•	the criteria for membership as a director and the selection of individuals for election to the Board;
•	committee assignments;
•	the form and amount of director compensation;
•	the performance evaluation of our CEO and management succession planning; and
•	annual Board and committee performance evaluations.

While the Governance Committee has not specified minimum qualifications for candidates it recommends, it will consider the qualifications, skills, expertise, qualities, diversity, age, availability and experience of all candidates that are presented for consideration. The Board utilizes a concept of diversity that extends beyond race, gender and national origin to encompass the viewpoints, professional experience and other individual qualities and attributes of candidates that will enable the Board to select candidates who are best able to carry out the Board’s responsibilities and complement the mix of talent and experience represented on the Board. In connection with its annual evaluation, the Board considers the appropriateness of the qualifications of existing directors given then current needs.

Candidates for Board nomination may be brought to the attention of the Governance Committee by current Board members, management, stockholders or other persons. All potential new candidates are fully evaluated by the Governance Committee, and then considered by the entire Board for nomination. Stockholders wishing to propose candidates for election must follow our advance notice provisions. See “Process for Submission of Stockholder Proposals for our 2013 Annual Meeting” below.

Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by writing to the Chairman of the Governance/Nominating Committee, c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212, and indicating the recommended candidate’s name, biographical data, professional experience and any other qualifications.

AUDIT COMMITTEE
Gartner has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board has determined that both Ms. Dykstra and Mr. Bressler qualify as audit committee financial experts, as defined by the rules of the SEC, and have the requisite accounting or related financial management expertise required by the NYSE corporate governance listing standards, and that all members are financially literate as required by the NYSE corporate governance listing standards.

Our Audit Committee serves as an independent body to assist in Board oversight of:

•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the Company’s Risk and Internal Audit functions.

Additionally, the Committee:

•	is directly responsible for the appointment, compensation and oversight of our independent auditors;
•	approves the engagement letter describing the scope of the annual audit;
•	approves fees for audit and non-audit services;
•	provides an open avenue of communication among the independent auditors, the Risk and Internal Audit functions, management and the Board;
•

resolves disagreements, if any, between management and the independent auditors regarding financial reporting for the purpose of issuing an audit report in connection with our financial statements; and

•	prepares the Audit Committee Report required by the SEC and included in this Proxy Statement on page 38 below.

The independent auditors report directly to the Audit Committee. By meeting with independent auditors and internal auditors, and operating and financial management personnel, the Audit Committee oversees matters relating to accounting standards, policies and practices, any changes thereto and the effects of any changes on our financial statements, financial reporting practices and the quality and adequacy of internal controls. Additionally our Internal Audit function reports directly to the Audit Committee. After each Audit Committee meeting, the Committee meets separately with the independent auditors and separately with the internal auditors, without management present.

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A toll-free phone number that is managed by a third party is available for confidential and anonymous submission of concerns relating to accounting, auditing and other illegal or unethical matters. All submissions are reported to the General Counsel and, in turn, to the Chairman of the Audit Committee. The Audit Committee has the power and funding to retain independent counsel and other advisors as it deems necessary to carry out its duties.

COMPENSATION COMMITTEE
The Compensation Committee has responsibility for administering and approving all elements of compensation for the Chief Executive Officer and other executive officers. It also approves, by direct action or through delegation, all equity awards, grants, and related actions under the provisions of our 2003 Long-Term Incentive Plan (the “2003 Plan”), and administers the 2003 Plan. The Compensation Committee is also responsible for:

•	participating in the evaluation of CEO performance (with the input and oversight of the Governance Committee and the Chairman of the Board);
•	approving the peer group established for executive compensation benchmarking purposes; and
•	providing oversight in connection with company-wide compensation programs.

Finally, the Committee reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement, recommended its inclusion herein (and in our 2011 Annual Report on Form 10-K) and issued the related report to stockholders as required by the SEC (see “Compensation Committee Report” on page 25 below).

Exequity LLP (“Exequity”) was retained by the Committee to provide information, analyses, and advice to the Compensation Committee during various stages of 2011 executive compensation planning. Exequity reported directly to the Compensation Committee chair. In the course of conducting its activities, Exequity attended meetings of the Committee and briefed the Compensation Committee on executive compensation trends generally.

All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by its consultants. Please refer to the “Compensation Discussion and Analysis” beginning on page 18 for a more detailed discussion of the Committee’s activities with respect to executive compensation.

Compensation Committee Interlocks and Insider Participation. During 2011, no member of the Compensation Committee served as an officer or employee of the Company, was formerly an officer of the Company or had any relationship with the Company required to be disclosed under “Transactions With Related Persons.” Additionally, during 2011, no executive officer of the Company: (i) served as a member of the compensation committee (or full board in the absence of such a committee) or as a director of another entity, one of whose executive officers served on our Compensation Committee; or (ii) served as a member of the compensation committee (or full board in the absence of such a committee) of another entity, one of whose executive officers served on our Board.

DIRECTOR STOCK OWNERSHIP GUIDELINES
The Board believes directors should have a financial interest in the Company. Accordingly, each director is required to own at least 10,000 shares of our Common Stock. New directors have three years from election or appointment to comply with the policy as follows: 25% within one year of election or appointment; 50% within two years of election or appointment; and 100% within three years of election or appointment. We permit directors to apply deferred and unvested equity awards towards satisfying these requirements. All of our directors are in compliance with these guidelines.

CODE OF ETHICS
Gartner has adopted a CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers, and a Code of Conduct, which applies to all Gartner officers, directors and employees. All of these codes are available at www.investor.gartner.com under “Corporate Governance.” At least annually, each director affirms his or her compliance with the Code of Conduct. See “Miscellaneous-Available Information” below.

EXECUTIVE OFFICERS

GENERAL INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following individuals were serving as our executive officers on April 1, 2012:

Name	Age	Title

Eugene A. Hall	55	Chief Executive Officer & Director

Kendall B. Davis	43	Senior Vice President, End User Programs

Alwyn Dawkins	46	Senior Vice President, Gartner Events

David Godfrey	41	Senior Vice President, Global Sales

Darko Hrelic	55	Senior Vice President & Chief Information Officer

Robin B. Kranich	41	Senior Vice President, Human Resources

Dale Kutnick	62	Senior Vice President, Executive Programs

Christopher J. Lafond	46	Executive Vice President & Chief Financial Officer

Lewis G. Schwartz	61	Senior Vice President, General Counsel & Corporate Secretary

Peter Sondergaard	47	Senior Vice President, Research

Per Anders Waern	50	Senior Vice President, Gartner Consulting

Michael Yoo	43	Senior Vice President, High Tech & Telecom Programs

Eugene A. Hall has been our Chief Executive Officer and a director since 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and services company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director.

Kendall B. Davis has been our Senior Vice President, End User Programs since May 2008. Prior thereto, he served as Senior Vice President, High Tech & Telecom Programs, and as Senior Vice President, Strategy, Marketing and Business Development. Prior to joining Gartner in 2005, Mr. Davis spent ten years at McKinsey & Company, where he was a partner assisting clients in the IT industry.

Alwyn Dawkins has been our Senior Vice President, Gartner Events, since May 2008. Previously at Gartner, he served as group vice president, Asia/Pacific Sales, based in Sydney, Australia, and prior thereto, as Group Vice President, Gartner Events, where he held global responsibility for exhibit and sponsorship sales across the portfolio of Gartner events. Prior to joining Gartner in 2002, Mr. Dawkins spent ten years at Richmond Events, culminating in his role as Executive Vice President responsible for its North American business.

David Godfrey has been our Senior Vice President, Global Sales, since April 2010. Most recently, Mr. Godfrey was the leader of Gartner’s North American field sales, and prior to this role, he led Gartner’s Europe, Middle East and Africa (EMEA) and the Americas inside sales organizations. Before joining Gartner in 1999 as a sales executive, David spent seven years in business development at Exxon Mobil.

Darko Hrelic has been our Senior Vice President & Chief Information Officer since January 2007. Prior to joining Gartner, he spent five years at Automatic Data Processing, Inc., most recently as Vice President and Chief Technology Officer in ADP’s Employers Services Division. Prior to joining ADP, Mr. Hrelic spent over 21 years at IBM, principally at the TJ Watson Research Center.

Robin B. Kranich has been our Senior Vice President, Human Resources, since May 2008. Prior thereto, she served as Senior Vice President, End User Programs and as Senior Vice President, Research Operations and Business Development. During her more than 17 years at Gartner, Ms. Kranich has held various additional roles, including Senior Vice President and General Manager of Gartner EXP, Vice President and Chief of Staff to Gartner’s president and various sales and sales management roles. Prior to joining Gartner in 1994, Ms. Kranich was part of the Technology Advancement Group at Marriott International.

Dale Kutnick has been our Senior Vice President, Executive Programs since February 2007. Prior to that, he served as Senior Vice President and Director of Research. Prior to joining Gartner in 2005, Mr. Kutnick was the co-founder, Chairman of the Board and Research Director of Meta Group, Inc., where he spent 14 years. Prior to co-founding Meta, Mr. Kutnick was Executive Vice President, Research at Gartner, and Executive Vice President of Gartner Securities.

Christopher J. Lafond has been our Executive Vice President & Chief Financial Officer since 2003. Prior thereto, he served as Chief Financial Officer for Gartner’s North America and Latin America operations, Group Vice President and North American Controller, Director of Finance, Vice President of Finance and Assistant Controller. Prior to joining Gartner in 1995, Mr. Lafond was Senior Financial Planner at International Business Machines Corporation and an analyst in fixed-income asset management at J.P. Morgan Investment Management.

Lewis G. Schwartz has been our Senior Vice President, General Counsel & Corporate Secretary since 2001. Prior to joining Gartner, Mr. Schwartz was a partner with the law firm of Shipman & Goodwin LLP, serving on the firm’s management committee. Before joining Shipman & Goodwin, Mr. Schwartz was a partner with Schatz & Schatz, Ribicoff & Kotkin, an associate at Skadden, Arps, Slate, Meagher & Flom in New York City, and an assistant district attorney in New York County (Manhattan).

Peter Sondergaard has been our Senior Vice President, Research since 2004. During his 22 years at Gartner, Mr. Sondergaard has held various roles, including Head of Research for the Technology & Services Sector, Hardware & Systems Sector, Vice President and General Manager for Gartner Research EMEA. Prior to joining Gartner, Mr. Sondergaard was research director at International Data Corporation in Europe.

Per Anders Waern has been our Senior Vice President, Gartner Consulting since January 2008. Since joining Gartner in 1998, Mr. Waern has held senior consulting roles principally in EMEA, and served most recently as head of Gartner’s global core consulting team. Prior to joining Gartner, Mr. Waern led corporate IT strategy at Vattenfall in Sweden.

Michael Yoo has been our Senior Vice President, High Tech & Telecom Programs since May 2008. Prior to assuming this role, he played a lead role at Gartner in developing and launching new role-based products for both technology providers and CIOs as the head of product development for the High-Tech & Telecom Programs team. Prior to joining Gartner in 2006, he spent four years as a management consultant at McKinsey & Company, serving clients in the high-tech industry. He spent the first ten years of his career as a research physicist, leading nanotechnology research and development efforts at IBM Research, Philips Research and Bell Laboratories.

EXECUTIVE COMPENSATION

This section of the Proxy Statement includes the following:

•

The Executive Summary, which highlights our 2011 corporate performance, our pay-for-performance approach and our compensation practices, all of which we believe are relevant to stockholders as they consider their votes on Proposal Two (advisory vote on executive compensation, or “Say-on-Pay”).

•

The Compensation Discussion and Analysis, or “CD&A”, which describes and explains compensation awarded to, earned by, or paid to: our CEO, Eugene A. Hall; our CFO, Christopher J. Lafond; and our next three most highly compensated executive officers — Per Anders Waern, our SVP, Gartner Consulting; Lewis G. Schwartz, our SVP, General Counsel and Corporate Secretary; and Dale Kutnick, our SVP, Executive Programs — in 2011. Collectively, we refer to these five individuals in this Proxy Statement as our “Named Executive Officers” or “NEOs.”

•	The Compensation Tables and narrative disclosures which report and describe the compensation and benefit amounts paid to our NEOs in 2011.

EXECUTIVE SUMMARY
Record Corporate Performance in 2011
2011 was another year of record achievements for Gartner. We achieved year-over-year Contract Value, EBITDA* (normalized) and Revenue growth of 14%, 21% and 11%, respectively, excluding the impact of foreign exchange. Contract Value (CV), an internal measurement of the annualized value of all subscription research contracts in effect at a specific point in time, crossed the One Billion Dollar mark for the first time in Gartner history in mid 2011, and ended the year at a record $1,116 million. Similarly, revenues from our Research Segment, our largest business segment, also crossed the One Billion Dollar mark for the first time in Gartner history, ending the year at a record $1,012 million. EBITDA rose to $279.4 million and Revenues rose to $1,469 million. Five year CAGR for both CV and EBITDA was 12%. Additionally, our Common Stock rose 5% in 2011, as compared to the S&P 500, which was flat for the year, and NASDAQ, which lost 2%. Total stockholder return was 5%, 95% and 76% on a 1, 3 and 5 year basis, significantly out-performing the S&P 500 and NASDAQ indices for the corresponding periods. In 2011, we returned almost $212 million to our stockholders through stock buybacks. The charts below (dollars in millions) demonstrate these results.

*

As referred to in this Proxy Statement, EBITDA refers to Normalized EBITDA, which represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, acquisition charges and/or other charges.

[Charts follow on next page]

Named Executive Officer Pay and Performance
As discussed in greater detail in our CD&A, our NEO compensation is heavily dependent upon achievement of corporate objectives and increased shareholder value, as the following attributes and pie charts on 21 page demonstrate:

•	Ninety percent of our CEO’s target executive compensation (74% in the case of our other executive officers) is variable in the form of performance-based bonus and equity awards.

•	80% of our CEO’s compensation is in the form of equity awards (not less than 57% in the case of other executive officers).

•

70% of executive equity awards are in the form of performance restricted stock units, and 100% of executive bonus awards are performance-based. These awards are subject to forfeiture in the event the Company fails to achieve performance objectives established by our Compensation Committee. Earned awards may increase or decrease in value based upon stock price movement during the vesting period.

•	The remaining 30% of executive equity awards are in the form of stock appreciation rights which only have value if our stock price increases from the grant date price.

•	Target performance objectives for both executive equity and bonus awards are tied to the Company’s operating plan, which is based upon double digit growth in these objectives.

This compensation plan design has successfully motivated senior management to drive outstanding corporate performance since it was first implemented in 2006, as illustrated by the charts above. Through aggressive cost cutting and operational efficiency, product innovation and targeted investments, Gartner successfully weathered the 2008 – 2009 severe global economic downturn, returned to double digit EBITDA and CV growth in 2010, and continued this trend in 2011 despite lingering economic weakness and uncertainty.

Compensation Practices
We believe that our compensation practices motivate our executives to achieve our operating plans, encourage retention, ensure that our executive officers execute our corporate strategy without taking undue risks and are consistent with prevailing “best practices” trends. These practices include the following:

•	Our CEO’s employment agreement provides for a “double trigger” for severance benefits payable upon a change in control.

•	We do not provide excise tax gross up payments in connection with change in control benefits.

•	All executive officers are at will employees.

•	Other than our CEO, no executive officers have employment agreements.

•	All equity awards vest over 4 years, subject to continued employment, thereby encouraging retention and ensuring that executive rewards align with stockholder value creation over the long-term.

•	The potential annual payout on incentive compensation elements is limited to 2 times the target amounts for all executive officers.

•	We do not provide tax gross-ups on executive perquisites.

•	We have stock ownership guidelines for our executive officers.

•	We have a long standing insider trading policy that requires pre-clearance before any executive officer may engage in any transactions in our Common Stock.

•

We have long standing codes of conduct and ethical behavior that mandate ethical and legal behavior standards for all employees, wherever located, and we seek annual affirmations of compliance from all employees, including executive officers.

•	We have a long standing policy on the timing of equity award grants, and do not make grants to executive officers during closed trading windows.

•

Each year we assess the risk inherent in our compensation and benefit programs, both at the executive level and company-wide, and we have concluded that our programs do not create any unreasonable risks for the Company.

•

Our executive compensation programs are subject to a thorough oversight process that entails Compensation Committee review and approval of program design and practices, benchmarking against external practices and securing advice from independent compensation consultants that report to the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This discussion explains all principal elements of the Company’s compensation of our NEOs, including (i) the objectives of the Company’s compensation policies; (ii) what the compensation program is designed to reward; (iii) each element of compensation; (iv) why the Company chooses to pay each element; (v) how the Company determines the amount (and, where applicable, the formula) for each element to pay; and (vi) how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

The Objectives of the Company’s Compensation Policies
The objectives of our compensation policies are threefold:

■	to attract, motivate and retain highly talented, creative and entrepreneurial individuals by paying market-based compensation;

■

to motivate our executives to maximize the performance of our Company through pay-for-performance compensation components based on the achievement of corporate performance targets that are aggressive, but attainable, given economic conditions; and

■	to ensure that, as a public company, our compensation structure and levels are reasonable from a stockholder perspective.

What the Compensation Program Is Designed to Reward
Our guiding philosophy is that the more executive compensation is linked to corporate performance, the stronger the inducement is for management to strive to improve Gartner’s performance. In addition, we believe that the design of the total compensation package must be competitive with the marketplace from which we hire our executive talent in order to achieve our objectives and attract and retain individuals who are critical to our long-term success. Our compensation program for executive officers is designed to compensate individuals for achieving and exceeding corporate performance objectives. We believe this type of compensation encourages outstanding team performance (not simply individual performance), which builds stockholder value.

Both short-term and long-term incentive compensation is earned by executives only upon the achievement by the Company of certain measurable performance objectives that are deemed by the Compensation Committee and management to be critical to the Company’s short-term and long-term success. The amount of compensation ultimately earned will increase or decrease depending upon Company performance and the underlying price of our Common Stock (in the case of long-term incentive compensation).

Each Element of Compensation and Why the Company Chooses to Pay Each Element
Principal Compensation Elements. To achieve the objectives noted above, we have designed executive compensation to consist of three principal elements:

■	base salary,

■	short-term incentives (cash bonuses) and

■	long-term incentives (equity awards under our 2003 Long-Term Incentive Plan).

We pay competitive salaries to attract and retain the executive talent necessary to develop and implement our corporate strategy and business plan. We pay short-term and long-term incentive compensation to motivate our executives to generate outstanding performance, to align compensation paid with proven results that benefit our stockholders, and to make our executives stakeholders in the success of our Company. In addition, we provide perquisites to our executive officers, including life and long-term disability insurance, similar to those provided to other employees.

How the Company Determines Executive Compensation
In General. The Company set aggressive performance goals in planning 2011 executive compensation. In order for our executives to earn target compensation, the Company needed to exceed double digit growth in two key performance metrics, as discussed in greater detail below.

The Compensation Committee established performance objectives for short-term (bonuses) and long-term (equity) incentive awards at levels that it believed would motivate performance and be adequately challenging. The target performance objectives were intended to compel the level of performance necessary to enable the Company to achieve its operating plan for 2011, despite a still fragile and uncertain general economic recovery.

As in prior years, the short and long-term incentive compensation elements provided executives with opportunities to increase their total compensation package based upon the over-achievement of corporate performance objectives; similarly, in the case of under-achievement of corporate performance objectives, the value of these incentive elements would fall below their target value (with the possibility of total forfeiture of the short-term element and 70% of the long-term element), and total compensation would decrease correspondingly. We assigned greater weight to the long-term incentive compensation element, as compared to the salary and short-term elements, in order to promote decision-making that would deliver top corporate performance, align management to stockholder interests and retain executives. Potential or actual gains or losses from previously granted long-term awards did not impact decisions pertaining to the 2011 compensation elements or the 2011 aggregate executive compensation package.

Salary, short-term and long-term incentive compensation levels for executive officers (other than the CEO) are recommended by the CEO and subject to approval by the Compensation Committee. In formulating his recommendation to the Compensation Committee, the CEO undertakes a performance review of these executives and considers input from human resources personnel at the Company, input from the compensation consultant and benchmarking data (discussed below).

Salary, short-term and long-term incentive compensation levels for the CEO’s compensation are established by the Compensation Committee within the parameters of Mr. Hall’s employment agreement with the Company. In making its determination with respect to Mr. Hall’s compensation, the Compensation Committee: evaluates his performance in conjunction with the Governance Committee and after soliciting additional input from the Chairman of the Board and other directors; considers input from the Committee’s compensation consultant; and reviews benchmarking data pertaining to CEO compensation practices at other relevant companies. See “Employment Agreements with Executive Officers — Mr. Hall” below for a detailed discussion of Mr. Hall’s agreement.

Effect of Stockholder Advisory Vote, or Say on Pay. Proposal Two contained in this Proxy Statement represents the request by the Board for a stockholder advisory vote on executive compensation as required by Section 14A of the Exchange Act (which was added by the Dodd-Frank Act). At the 2011 Annual Meeting, our Say on Pay proposal received the approval of almost 91% of our outstanding shares, and 99% of the shares voted. Subsequent thereto, the Board resolved to present Say on Pay proposals to stockholders on an annual basis, respecting the sentiment of our stockholders as expressed in last year’s Say When on Pay proposal. The Company and the Compensation Committee will consider the results of this year’s Say on Pay proposal in future executive compensation planning activities; however, the vote is advisory in nature only, and will not be binding upon the Company, the Compensation Committee or the Board in determining executive compensation elements.

Benchmarking. Executive compensation planning for 2011 began mid-year in 2010. Our Compensation Committee commissioned Exequity to perform a competitive analysis of our executive compensation practices (the “Executive Compensation Review”). Exequity’s findings were considered by the Compensation Committee and by management in planning our 2011 executive compensation program.

The Executive Compensation Review reported comparative data pertaining to compensation paid to individuals occupying senior executive positions at other companies that operate within our industry and are of comparable size (the “Peer Group”).

The Peer Group for benchmarking purposes comprised a community of 18 publicly-traded companies with a similar size ($0.5 to $3 billion in revenues), all of which share a similar business model and a similar talent pool. The Peer Group consisted of the following companies:

Adobe Systems Incorporated	Intuit Inc.
Autodesk, Inc.	McAfee Inc.
BMC Software Inc.	Moody’s Corporation
Cadence Design Systems, Inc.	Novell, Inc.
Citrix Systems, Inc.	Nuance Communications, Inc.
Compuware Corporation	Parametric Technology Corporation
Dun & Bradstreet Corporation	Salesforce.com, Inc.
Equifax Inc.	Sybase, Inc.
IHS Inc.	VeriSign, Inc.

The Executive Compensation Review disclosed 25th percentile, 50th percentile and 75th percentile practices for base salary, total target bonus, total long-term incentive awards, and total direct compensation (total cash compensation (salary and bonus) plus long-term incentive awards), The Compensation Committee reviewed the pay levels being extended to each of our named executive officers in relation to those benchmarks. The table below summarizes the competitive positioning (by percentile) of our Chief Executive Officer, Chief Financial Officer and named executive officers as a group as identified by the Executive Compensation Review:

Officer	Base Salary	Target Bonus	Target Long-Term Incentive	Total Target Direct Compensation (Base Salary, Bonus and Long-Term Incentive)

CEO	< 25th	< 25th	> 75th	> 50th and < 75th
CFO	>25th and < 50th	< 25th	> 75th	> 50th and < 75th
Top 5	< 25th	< 25th	> 50th	50th

Executive Compensation Elements Generally. The following pie charts illustrate the relative mix of target compensation elements for our executive officers. Long-term incentive compensation, which vests over a four year period, consists of performance-based restricted stock units (PSUs) and stock appreciation rights (SARs), and represents a majority of the compensation we pay to our executive officers. We allocate more heavily to long-term incentive compensation because we believe that it contributes to a greater degree to the delivery of top performance and the retention of employees than does cash and short-term compensation.

Target Compensation Mix

Base Salary. We set base salaries of executive officers when they join the Company or are promoted to an executive role, by evaluating the responsibilities of the position, the experience of the individual and the marketplace in which we compete for the executive talent we need. In addition, where possible, we consider salary information for comparable positions for members of our Peer Group or other available benchmarking data.

In determining whether to award salary merit increases, we consider published projected U.S. salary increase data for the technology industry and generally (sources include Buck Consultants, Towers Watson and WorldatWork survey reports among others), as well as available world-wide salary increase data. Mr. Hall’s salary increase is established each year by the Compensation Committee, in accordance with the terms of Mr. Hall’s employment agreement and after completion of Mr. Hall’s performance evaluation for the preceding year.

In 2011, a company-wide 3% merit increase was instituted, which was applied against all elements of executive compensation.

Short-Term Incentive Compensation (Cash Bonuses). All bonuses to executive officers are awarded pursuant to Gartner’s Executive Performance Bonus Plan. This plan is designed to motivate executive officers to achieve goals relating to the performance of Gartner, its subsidiaries or business units, or other objectively determinable goals, and to reward them when those objectives are satisfied. We believe that the relationship between proven performance and the amount of short-term incentive compensation paid promotes, among executives, decision-making that increases stockholder value and promotes Gartner’s success. If certain requirements are satisfied, bonuses awarded under this plan to eligible employees will qualify as deductible “performance-based compensation” within the meaning of Code Section 162(m). This plan is required to be approved by stockholders every five (5) years, and we are asking for approval this year (See Proposal Three).

In 2011, we designed the annual cash bonus component of incentive compensation to align pay with our short-term (annual) performance results. Bonus targets for all executive officers, including Mr. Hall, were based solely upon achievement of 2011 company-wide financial performance objectives (with no individual performance component) and were pegged to the 2011 operating plan. The financial objectives and weightings used for 2011 executive officer bonuses were 2011 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which measures overall profitability from business operations (weighted 50%), and Contract Value (CV), which measures the annualized value attributable to all of our subscription-related research products, our largest business segment, that recognize revenue on a ratable basis, measured on a foreign exchange neutral basis at December 31, 2011 (weighted 50%). Management and our Compensation Committee believe that EBITDA and CV are the most significant measurements of profitability and business growth for our Company, and that they have been used successfully for a number of years in driving business performance and determining executive compensation.

For 2011, each executive officer was assigned a bonus target that was expressed as a percentage of salary and varied from 50% to 100% of salary depending upon the executive’s level of responsibility. Since salaries were increased by 3%, target bonuses likewise increased by 3% as compared to 2010 levels. With respect to our Named Executive Officers, 2011 bonus targets, as a percentage of base salary, were 100% for Mr. Hall and 60% for each of Messrs. Lafond, Schwartz, Waern and Kutnick.

The chart below sets forth (i) the target EBITDA and CV (achievement of which would result in 100% payment for that weighted element); (ii) the year over year growth represented by each target objective; (iii) the EBITDA and CV minimum (below which 0 weight would be attributable to that element and at which 50% weight would be attributable to that element); (iv) the EBITDA and CV maximum (at and above which 200% weight would be attributable to that element); (v) actual EBITDA and CV achievement in 2011; and (vi) actual EBITDA and CV year over year growth in 2011. Awards are adjusted on a linear basis between Minimum and Target, and Target and Maximum.

Performance Objective/ Weight	Target (100%)	Target Growth YOY	< Minimum (0%)	=/> Maximum (200%)	Actual	Actual Growth YOY

EBITDA/50%	$276 million	20%	$207 million	$300 million	$279.4 million	21%

Contract Value/50%	$1,096 million	12%	$878 million	$1,156 million	$1,116 million	14%

In 2011, the Company exceeded both target performance objectives, and the Compensation Committee determined that earned cash bonuses for executive officers were 123.9% of target bonus amounts based upon the final level of achievement of the applicable performance objectives as set forth above. These bonuses were paid in February 2012. See Summary Compensation Table — Non-Equity Incentive Plan Compensation for the amount of cash bonuses earned by our Named Executive Officers in 2011.

Long-Term Incentive Compensation (Equity Awards). Promoting stock ownership is a key element of our compensation program philosophy. Stock-based incentive compensation awards — especially when they are assigned a combination of performance and time-based vesting criteria — induce enhanced performance, promote retention of executive officers and align executives’ personal rewards with long-term stock price appreciation, thereby integrating management and stockholder interests. We have evaluated different types of long-term incentives based on their motivational value, cost to the Company and appropriate share utilization under our stockholder-approved 2003 Long-Term Incentive Plan (“2003 Plan”). At the present time, our annual grants of long-term incentive awards to executives consist of stock-settled stock appreciation rights (“SARs”) and performance-based restricted stock units (“PSUs”), both of which vest 25% per year commencing one year from grant and on each anniversary thereof, subject to continued service on the vesting date. We believe that granting SARs and PSUs effectively focuses our executives on delivering long-term value growth for our stockholders.

SARs permit executives to benefit from an increase in stock price over time. SAR value can be realized only after the SAR vests. Our SARs are stock-settled and may be exercised seven years from grant. When the SAR is exercised, the executive receives shares of our Common Stock equal in value to the aggregate appreciation in the price of our Common Stock from the date of grant to the exercise date for all SARs exercised. Therefore, SARs only have value to the extent the price of our Common Stock exceeds the grant price of the SAR. In this way, SARs motivate our executives to increase stockholder value and thus align their interests with those of our stockholders.

PSUs offer executives the opportunity to receive our Common Stock contingent on the achievement of performance goals and continued service over the vesting period. PSU recipients are eligible to earn a target fixed number of shares if and to the extent stipulated one-year performance goals are achieved. They can earn more shares if the Company over-performs (up to 200% of their target number of shares), and they will earn fewer shares (and potentially none) if the Company under-performs. Shares of Common Stock subject to earned PSU awards are issued to the executive on the date they vest. Released shares have value even if our Common Stock price does not increase, which is not the case with SARs. Accordingly, PSUs encourage executives to increase stockholder value while promoting executive retention over the long-term.

Consistent with weightings in prior years, 30% of each executive’s long-term incentive compensation award value was granted in SARs and 70% was granted in PSUs. PSUs deliver value utilizing fewer shares since the executive can earn the full share rather than just the appreciation in value over the grant price (as is the case with SARs). Additionally, the cost efficiency of PSUs enhances the Company’s ability to conservatively utilize the 2003 Plan share pool, which contributed to the decision to convey a larger portion of the 2011 overall long-term incentive compensation value in PSUs than in SARs. For purposes of determining the number of SARs awarded, the allocated SAR award “value” is divided by the Black-Scholes-Merton valuation on the date of grant using assumptions appropriate on that date. For purposes of determining the target number of PSUs awarded, the allocated target PSU award “value” is divided by the closing price of our Common Stock on the date of grant as reported by the New York Stock Exchange.

Consistent with other elements of 2011 executive compensation, the 2011 target award grant date value (PSUs and SARs) to all executive officers was increased by 3% as compared to 2010 target award grant date value. Individual executive award values varied with increasing levels of responsibility.

The Compensation Committee approved CV as the performance measure underlying PSUs awarded in 2011. The chart below sets forth (i) the target CV (achievement of which would result in 100% of the target number of PSUs becoming eligible to vest); (ii) the year over year growth represented by target CV; (iii) the CV minimum (below which 0 PSUs would vest and at which 50% of the target PSUs would vest); (iv) the CV maximum (at and above which 200% of target PSUs would vest); (v) the actual CV achievement in 2011; and (vi) the actual CV year over year growth in 2011. Awards are adjusted on a linear basis between Minimum and Target, and Target and Maximum.

Performance Objective	Target (100%)	Target Growth YOY	<Minimum (0%)	=/> Maximum (200%)	Actual	Actual Growth YOY

Contract Value	$1,096 million	12%	$878 million	$1,156 million	$1,116 million	14%

As noted above, in 2011 CV was $1,116 million, exceeding the target amount, and the Compensation Committee determined that 133.3% of the target number of PSUs awarded would be awarded. The PSUs were adjusted by this factor in February 2012 after certification of the achievement of this performance measure by the Compensation Committee. See Grants of Plan-Based Awards Table — Possible Payouts Under Equity Incentive Plan Awards and accompanying footnotes below for the actual number of SARs and PSUs awarded to our Named Executive Officers in 2011.

No performance objectives for any PSU intended to qualify under Code Section 162(m) (i.e., awards to executive officers) may be modified by the Committee. While the Committee does have discretion to modify other aspects of the awards (subject to the terms of the 2003 Plan), no modifications were made in 2011.

Additional Compensation Elements. In order to further achieve our objective of providing a competitive compensation package with great retention value, we provide various other benefits to our executive officers that we believe are typically available to, and expected by, persons in senior business roles. Our basic executive perquisites program includes 35 days paid time off (PTO) annually, enhanced severance and change in control benefits (discussed below) and relocation services where necessary due to a promotion. For more information concerning perquisites, see Other Compensation Table and accompanying footnotes below.

Mr. Hall’s perquisites, severance and change in control benefits are governed by his employment agreement with the Company, which is discussed in detail below under “Employment Agreements With Executive Officers.”

We also maintain a non-qualified deferred compensation plan for our highly compensated employees, including our executive officers, to assist eligible participants with retirement and tax planning by allowing them to defer compensation in excess of amounts permitted to be deferred under our 401(k) plan. This plan allows eligible participants to defer up to 50% of base salary and/or 100% of bonus to a future period. In addition, as a further inducement to participation in this plan, the Company presently matches contributions by executive officers, subject to certain limits. For more information concerning this plan, see Non-Qualified Deferred Compensation Table and accompanying narrative and footnotes below.

Executive Stock Ownership
In order to align management and stockholder interests, the Company has adopted stock ownership guidelines for our executive officers as follows: the CEO is required to hold shares of Common Stock with a value at least equal to six (6) times his base salary, and all other executive officers are required to hold shares of Common Stock with a value at least equal to three (3) times their base salary. The officers have five (5) years from appointment to accumulate this value. For purposes of computing the required holdings, officers may count shares directly held, as well as vested and unvested restricted stock units and PSUs, but not options or SARs. At December 31, 2011, our CEO and all other executive officers were in compliance with these guidelines.

Clawback Policies
The Amended and Restated Executive Performance Bonus Plan provides that the Committee (or the Board), in its sole discretion, may require a participant to forfeit, return or reimburse the Company all or any portion of his or her award, to the extent required by applicable law or provided under any claw-back policy adopted by the Company on account of any event of fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, or violation of material Company policies.

In accordance with the requirements of Section 10D of the Exchange Act (which was added by the Dodd-Frank Act), the SEC has been directed to issue rules applicable to the national securities exchanges (including the NYSE on which our Common Stock is listed for trading) prohibiting the listing of any security of an issuer that does not provide for the recovery of erroneously awarded incentive-based compensation where there has been an accounting restatement, i.e., clawback policies. We are awaiting issuance of the SEC rules (proposed rules expected in the first half of 2012, and final rules expected in the second half of 2012) and, at that time, the Board will adopt a formal policy that complies with these rules.

Accounting and Tax Impact
In setting compensation, the Compensation Committee and management consider the potential impact of Code Section 162(m), which precludes a public corporation from deducting on its corporate income tax return individual compensation in excess of $1 million for its chief executive officer or any of its three other highest-paid officers (other than the chief financial officer). Section 162(m) also provides for certain exemptions to this limitation, specifically compensation that is performance-based (within the meaning of Section 162(m)) and issued under a stockholder-approved plan. Our 2011 short-term incentive (bonus) awards were performance-based and were made pursuant to our stockholder-approved Executive Performance Bonus Plan and, therefore, are deductible under Section 162(m). The PSU component of the 2011 long-term incentive award was performance-based and issued under the 2003 Plan, which has been approved by stockholders and, therefore, is deductible under Section 162(m). Although the Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m), it maintains the discretion in establishing compensation elements to approve compensation that may not be deductible under Section 162(m), if the Committee believes the compensation element to be necessary or appropriate under the circumstances.

Grant of Equity Awards
The Board of Directors has a formal policy with respect to the grant of equity awards under our 2003 Plan. Equity awards may include stock options, stock appreciation rights (SARs), restricted stock awards (RSAs), restricted stock units (RSUs) and performance-based restricted stock units (PSUs). In 2011, all such awards to Named Executive Officers took the form of PSUs and SARs. Pursuant to the 2003 Plan, the Committee may not delegate its authority with respect to Section 16 persons, nor in any other way which would jeopardize the plan’s qualification under Code Section 162(m) or Exchange Act Rule 16b-3. Accordingly, our policy specifies that all awards to our Section 16 executive officers must be approved by the Compensation Committee on or prior to the award grant date, and that all such awards will be made and priced on the date of Compensation Committee approval, except in the case of new hires, which is discussed below.

Consistent with the Plan, the Compensation Committee annually approves a delegation of authority to the CEO to make equity awards under the Plan to Gartner employees on account of new hires, retention or promotion without the approval of the Compensation Committee. The current delegation of authority specifies a maximum award “value” of $200,000 per individual, and a maximum aggregate award “value” of $2,000,000 for the calendar year. For purposes of this computation, in the case of RSAs and RSUs, “value” is calculated based upon the Fair Market Value (defined in the 2003 Plan as the closing price on the date of grant as reported by the New York Stock Exchange) of a share of our Common Stock, multiplied by the number of RSAs or RSUs awarded. In the case of options and SARs, the “value” of the award will be the Black-Scholes-Merton calculation of the value of the award using assumptions appropriate on the award date. Any awards made under this delegated authority are reported to the Compensation Committee at the next regularly scheduled committee meeting.

As discussed above, the structure and value of annual long-term incentive awards comprising the long-term incentive compensation element of our compensation package to executive officers are established and approved by the Compensation Committee in the first quarter of each year. The specific terms of the awards (number of PSUs and SARs and related performance criteria) are determined, and the awards are approved and made, on the same date and after the release of the Company’s prior year financial results. New hire, retention and promotion awards to executive officers are recommended by the CEO to the Compensation Committee for its approval.

It is the Company’s policy not to make equity awards to executive officers prior to the release of material non-public information. The 2011 long-term incentive awards to executive officers were approved by the Compensation Committee and made on February 22, 2011, after release of our 2010 financial results. The final number of PSUs issuable on account of the 2011 award was determined by the Compensation Committee on February 9, 2012 upon final certification by the Committee of the level of achievement of the related performance criteria and after release of our 2011 financial results. Generally speaking, awards for newly hired executives that are given as an inducement to joining the Company are made on the 15th or 30th day of the month first following the executive’s start date (and after approval by the Compensation Committee), and retention and promotion awards are made on the 15th or 30th day of the month first following the date of Compensation Committee approval; however, we may delay making these awards pending the release of material non-public information.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Gartner, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s proxy statement for the 2012 Annual Meeting.

Compensation Committee of the Board of Directors

Anne Sutherland Fuchs
Michael Bingle
James C. Smith

April 24, 2012

All compensation data contained in this Proxy Statement is stated in U.S. Dollars.

SUMMARY COMPENSATION TABLE
This table describes compensation earned by our CEO, CFO and next three most highly compensated executive officers (the “Named Executive Officers”) in the years indicated. As you can see from the table and consistent with our compensation philosophy discussed above, long-term incentive compensation in the form of equity awards comprises a significant portion of total compensation.

Name and Principal Position	Year	Base Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1), (3)	All Other Compensation (4)	Total

Eugene A. Hall, Chief Executive Officer (CEO) (5)	2011	770,236	4,279,034	1,833,872	961,322	126,647	7,971,111
	2010	745,982	4,154,405	1,780,457	1,407,140	90,360	8,178,344
	2009	724,065	4,033,400	1,728,600	724,065	102,756	7,312,886
Christopher J. Lafond, EVP & Chief Financial Officer (CFO)	2011	451,148	1,192,664	511,142	337,844	43,318	2,536,116
	2010	435,733	1,157,929	496,255	494,520	36,293	2,620,730
	2009	419,268	1,124,200	481,800	251,561	50,072	2,326,901
Per Anders Waern, SVP, Gartner Consulting	2011	358,188	595,589	255,253	268,230	162,842	1,640,102
	2010	345,521	578,237	247,821	392,580	67,223	1,631,382
	2009	331,042	561,400	240,600	198,625	192,125	1,523,792
Lewis G. Schwartz, SVP, General Counsel & Corporate Secretary	2011	404,668	595,589	255,253	303,037	50,947	1,609,494
	2010	390,606	578,237	247,821	443,571	40,401	1,700,636
	2009	375,134	561,400	240,600	225,081	51,574	1,453,789
Dale Kutnick, SVP, Executive Programs (6)	2011	358,188	595,589	255,253	268,230	45,869	1,523,129
	2010	345,480	578,237	247,821	392,623	36,402	1,600,563

(1)

All Named Executive Officers elected to defer a portion of their salary and/or bonus under the Company’s Non-Qualified Deferred Compensation Plan. Amounts reported include the deferred portion. See Non-Qualified Deferred Compensation Table below.

(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for performance restricted stock units, or PSUs (Stock Awards), and for stock-settled stock appreciation rights, or SARs (Option Awards) granted to the Named Executive Officer in 2011. The value reported for the PSUs is based upon the probable outcome of the performance objective as of the grant date, which is consistent with the grant date estimate of the aggregate compensation cost to be recognized over the service period, excluding the effect of forfeitures, or the target grant date award value. The potential maximum value of the PSUs, assuming attainment of the highest level of the performance conditions, is 200% of the target value. There were no forfeitures applicable to the Named Executive Officers in 2011. See Note 8 — Stock-Based Compensation in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information regarding the calculation of the grant date fair values of these awards.

(3)

Represents performance-based cash bonuses earned at December 31 of the applicable year and paid in the following February. See footnote (1) to Grants of Plan-Based Awards Table below for additional information.

(4)	See Other Compensation Table below for additional information.

(5)	Mr. Hall is a party to an employment agreement with the Company. See “Employment Agreements With Executive Officers — Mr. Hall” below.

(6)	Mr. Kutnick was not a Named Executive Officer in 2009.

OTHER COMPENSATION TABLE
This table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Lump Sum in Lieu of Specific Benefits (1)	Company Match Under Defined Contribution Plans (2)	Company Match Under Non-qualified Deferred Compensation Plans (3)	Other (4)	Total

Eugene A. Hall	2011	—	9,050	80,495	37,102	126,647
	2010	—	9,050	52,202	29,108	90,360
	2009	15,000	9,050	53,022	25,684	102,756
Christopher J. Lafond	2011		9,050	31,227	3,041	43,318
	2010	—	9,050	20,892	6,351	36,293
	2009	15,000	9,050	20,823	5,199	50,072
Per Anders Waern	2011	—	9,050	23,431	130,361	162,842
	2010	—	9,050	15,166	43,007	67,223
	2009	15,000	9,050	6,642	161,433	192,125
Lewis G. Schwartz	2011	—	9,050	27,330	14,567	50,947
	2010	—	9,050	18,027	13,324	40,401
	2009	15,000	9,050	17,936	9,588	51,574
Dale Kutnick	2011	—	9,050	23,432	13,387	45,869
	2010	—	9,050	15,163	12,189	36,402

(1)

Prior to 2010, Named Executive Officers received a lump sum payment in lieu of specific benefits, which the executive used to procure benefits of his or her choice. This benefit was suspended in early 2010.

(2)	Represents the Company’s 4% matching and 1% profit sharing contributions to the Named Executive Officer’s 401(k) account (subject to limitations).

(3)

Represents the Company’s matching contribution to the executive’s contributions to our Non-Qualified Deferred Compensation Plan. See Non-Qualified Deferred Compensation Table below for additional information.

(4)

In addition to specified perquisites and benefits, includes other perquisites and personal benefits provided to the executive, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the executive. Amounts paid to Mr. Waern in 2011 include $84,611 expatriate tax obligations and $37,144 expatriate compensation related to his relocation to the United States.

GRANTS OF PLAN-BASED AWARDS TABLE

This table provides information about awards made to our Named Executive Officers in 2011 pursuant to non-equity incentive plans (our short-term incentive cash bonus program) and equity incentive plans (performance restricted stock units (PSUs) and stock appreciation rights (SARs) awards comprising long-term incentive compensation under our 2003 Plan).

		Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Possible Payouts Under Incentive Plan Awards (2)			Exercise or Base Price of Option Awards ($/Sh) ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Eugene A. Hall	2/22/11	—	—	—	0	112,458 PSUs	224,916 PSUs	—	4,279,034
	2/22/11	—	—	—	—	135,024 SARs	—	38.05	1,833,872
	—	0	775,886	1,551,772	—	—	—	—	—
Christopher J. Lafond	2/22/11	—	—	—	0	31,345 PSUs	62,690 PSUs	—	1,192,664
	2/22/11	—	—	—	—	37,634 SARs	—	38.05	511,142
	—	0	272,674	545,348	—	—	—	—	—
Per Anders Waern	2/22/11	—	—	—	0	15,653 PSUs	31,306 PSUs	—	595,589
	2/22/11	—	—	—	—	18,794 SARs	—	38.05	255,253
	—	0	216,489	432,978	—	—	—	—	—
Lewis G. Schwartz	2/22/11	—	—	—	0	15,653 PSUs	31,306 PSUs	—	595,589
	2/22/11	—	—	—	—	18,794 SARs	—	38.05	255,253
	—	0	244,582	489,164	—	—	—	—	—
Dale Kutnick	2/22/11	—	—	—	0	15,653 PSUs	31,306 PSUs	—	595,589
	2/22/11	—	—	—	—	18,794 SARs	—	38.05	255,253
	—	0	216,489	432,978	—	—	—	—	—

(1)

Represents cash bonuses that could have been earned in 2011 by our Named Executive Officers based solely upon achievement of specified financial performance objectives for 2011 and ranging from 0% (threshold) to 200% (maximum) of target (100%). Bonus targets (expressed as a percentage of base salary) were 100% for Mr. Hall, and 60% for each of Messrs. Lafond, Waern, Schwartz and Kutnick. Actual bonuses earned in 2011 by Named Executive Officers and paid in February 2012 were adjusted to 123.9% of their target bonus as follows: Mr. Hall — $961,322; Mr. Lafond — $337,844; Mr. Schwartz — $303,037; and Messrs. Waern and Kutnick —$268,230. These amounts are reported under Non-Equity Incentive Plan Compensation in the Summary Compensation Table. See “Short-Term Incentive Compensation (Cash Bonuses)” in the Compensation Discussion and Analysis for additional information.

(2)

Represents the number of performance-based Restricted Stock Units (PSUs) and stock-settled Stock Appreciation Rights (SARs) awarded on February 22, 2011 under our 2003 Plan. The target number of PSUs (100%) originally awarded on that date was subject to adjustment ranging from 0% (threshold) to 200% (maximum) based solely upon achievement of a specified financial performance objective, and was adjusted to 133.3% of target upon final determination by the Committee of achievement of this objective on February 9, 2012. The number of PSUs finally awarded to the Named Executive Officers on account of the 2011 grant was as follows: Mr. Hall — 149,907; Mr. Lafond — 41,783; and Messrs. Waern, Schwartz and Kutnick — 20,865. The number of SARs was fixed on the award date. The PSUs and SARs vest 25% per year commencing February 22, 2012, subject to continued employment on the vesting date. See “Long-Term Incentive Compensation (Equity Awards)” in the Compensation Discussion and Analysis for additional information.

(3)	Represents the closing price of our Common Stock on the New York Stock Exchange on the grant date.

(4)	See footnote (2) to the Summary Compensation Table.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS
Only our Chief Executive Officer, Mr. Hall, is a party to long-term employment agreement with the Company.

Mr. Hall — Employment Agreement. In April 2011, the Company entered into an Amended and Restated Employment Agreement with Mr. Hall pursuant to which Mr. Hall agreed to continue to serve as chief executive officer of the Company (the “2011 CEO Agreement”). The 2011 CEO Agreement provided for the following principal changes from Mr. Hall’s prior 2007 employment agreement:

•

the Company’s obligation to provide severance benefits upon a Change In Control (defined below) will only arise if Mr. Hall’s employment is terminated within 24 months of a Change In Control; i.e., a “double trigger;” and

•

no gross-up payments will be made to Mr. Hall in connection with any Code Section 280G taxes that may be owing by him in connection with Change In Control benefits; instead, Mr. Hall may elect to receive either the full amount of his Change in Control benefits or such lesser amount as results in no Code Section 280G excise tax being due.

The following discussion describes the terms of the 2011 CEO Agreement as presently in effect:

The 2011 CEO Agreement has a term of five years (expiring December 31, 2016), with automatic one year renewals commencing on the fifth anniversary, and continuing each year thereafter, unless either party provides the other with at least 60 days prior written notice of an intention not to extend the term. Under the 2011 CEO Agreement, Mr. Hall is entitled to:

• an annual base salary, subject to adjustment on an annual basis by the Compensation Committee;

•

an annual target bonus under the Company’s executive bonus program equal to 100% of annual base salary, and payable based upon achievement of specified Company and individual objectives. The actual bonus paid may be higher or lower than target based upon over- or under- achievement of these objectives, subject to a maximum actual bonus of 200% of base salary;

•

an annual long-term incentive award with an aggregate value on the date of grant (assuming applicable performance goals will be satisfied at target) at least equal to $7,664,667 minus the sum of base salary and target bonus for the year of grant (the “Annual Incentive Award”). The Annual Incentive Award will be 100% unvested on the date of grant, and vesting will depend upon the achievement of performance goals to be determined by the Compensation Committee. The terms and conditions of each Annual Incentive Award will be determined by the Compensation Committee, and will be divided between restricted stock units (RSUs) and stock appreciation rights (SARs). The number of RSUs initially granted each year will be based upon the assumption that specified Company objectives set by the Compensation Committee will be achieved, and may be adjusted so as to be higher or lower than the number initially granted for over- or under- achievement of such specified Company objectives; and

• all benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability.

In addition, Mr. Hall is entitled to be nominated for election to the board of directors during his employment term, and is entitled to an automobile and driver during the employment term.

Termination and Related Payments — Mr. Hall. Mr. Hall’s employment is at will and may be terminated by him or us upon 60 days’ notice. If we terminate Mr. Hall’s employment involuntarily (other than within 24 months following a Change In Control (defined below)) and without Business Reasons (as defined in the 2011 CEO Agreement) or a Constructive Termination (as defined in the 2011 CEO Agreement) occurs, or if the Company elects not to renew the 2011 CEO Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the 2011 CEO Agreement, then Mr. Hall will be entitled to receive:

•

base salary and paid time off (“PTO”) accrued through the termination date, plus continued base salary for a period of 36 months following the termination date, paid in accordance with the Company’s regular payroll schedule;

•	any earned but unpaid bonus from the prior fiscal year which will be paid at the same time as bonuses for such fiscal year are paid to other Company executives;

•	300% of the average of Mr. Hall’s earned annual bonuses for the three years preceding the year in which the termination date occurs, payable in a lump sum;

•

36 months’ continued vesting in accordance with their terms (including achievement of applicable performance objectives) of all outstanding equity awards (all such awards with an exercise feature will remain exercisable for 30 days following the last day of such 36 month continued vesting period, subject to the maximum term of the award);

•

a lump sum payment in cash equal to the value of any ungranted, but due to be granted Annual Incentive Awards, multiplied by the percentage of such award that would vest within 36 months following termination (i.e., 75% in the case of a four year vesting period); and

•

a monthly payment equal to the monthly COBRA premium payable by Mr. Hall to continue the group health coverage in effect on the date of termination for himself, his spouse and any children until Mr. Hall becomes covered under similar plans or for 36 months following termination, whichever occurs first.

Payment of severance amounts is conditioned upon execution of a general release of claims against the Company and compliance with 36 month non-competition and non-solicitation covenants set forth in the 2011 CEO Agreement, and in certain circumstances, payment will be delayed for six months following termination under Code Section 409A.

Within 24 months of a Change In Control, if Mr. Hall’s employment is terminated involuntarily and without Business Reasons or a Constructive Termination occurs, or if the Company elects not to renew the 2011 CEO Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the 2011 CEO Agreement, Mr. Hall will be entitled to receive the following:

•	accrued base salary and PTO through the Change In Control date, plus any earned but unpaid bonus from the prior fiscal year, payable upon the Change In Control;

•

an amount equal to three times base salary then in effect plus an amount equal to three times target bonus for the fiscal year in which the Change In Control occurs, payable six months following termination; and

•

a monthly payment equal to the monthly COBRA premium payable by Mr. Hall to continue the group health coverage in effect on the date of termination for himself, his spouse and any children until Mr. Hall becomes covered under similar plans or for 36 months following termination, whichever occurs first.

Immediately upon a Change In Control, Mr. Hall will be entitled to the following:

•	any ungranted, but due to be granted Annual Incentive Awards; and

•	vesting in full of all outstanding equity awards (at target in the case of performance-based equity awards as to which the related performance adjustment has not yet occurred).

Should any payments received by Mr. Hall upon a Change In Control constitute a “parachute payment” within the meaning of Code Section 280G, Mr. Hall may elect to receive either the full amount of his Change In Control payments, or such lesser amount as will ensure that no portion of his severance and other benefits will be subject to excise tax under Code Section 4999 of the Code. Additionally, certain payments may be delayed for six months following termination under Code Section 409A.

The 2011 CEO Agreement utilizes the 2003 Plan definition of “Change In Control” which currently provides that a Change In Control will occur when (i) any person becomes the beneficial owner of 50% of our voting securities, (ii) there is a merger or consolidation of Gartner with another company and our outstanding securities represent less than 50% of the voting securities of the combined entity, (iii) there is a completed sale of all or substantially all of our assets and (iv) there is a change in the composition of our Board occurring within a one year period, as a result of which fewer than a majority of the directors on the board remain.

Termination and Related Payments — Other Executive Officers. In the event of termination for cause, voluntary resignation or as a result of death, disability or retirement, no severance benefits are provided. In the event of termination without cause (including in connection with a Change In Control), each of our other executive officers will be entitled to receive the following severance benefits:

•	base salary then in effect for 52 weeks plus any unused PTO not to exceed 25 days (paid in accordance with the Company’s regular payroll schedule); and

•

reimbursement for COBRA premiums to continue group health benefits pursuant to our standard programs for the executive, the executive’s spouse and any children for 12 months after the termination date;

In order to receive severance benefits, the executive officers who are terminated are required to execute and comply with a separation agreement and release of claims in which, among other things, the executive reaffirms his or her commitment to confidentiality and non-competition obligations (that bind all employees for one year following termination of employment) and releases the Company from various employment-related claims. In addition, in the case of Named Executive Officers (other than Mr. Hall), severance will not be paid to any executive who refuses to accept an offer of comparable employment from Gartner or who does not cooperate or ceases to cooperate when being considered for a new position with Gartner, in each case as determined by the Company.

In the event of a Change In Control (as defined in the 2003 Plan), if the executive is terminated without cause within 12 months after the Change In Control, all of the executive’s outstanding equity awards will immediately vest in full (as and when adjusted in the case of performance-based equity awards as to which the related performance adjustment has not yet occurred on termination), and those which are exercisable can be exercised for 12 months following the termination date. Finally, under certain circumstances, payments and release of shares may be delayed for six months following termination under Code Section 409A.

Death, Disability and Retirement. In the case of termination due to death, disability or retirement, each Named Executive Officer is entitled to immediate vesting of all options, PSUs and SARs that would have vested (assuming continued service) during the 12 months following termination, except for PSUs that will automatically vest if, when and to the extent they vest pursuant to a related performance adjustment within 12 months of termination. Additionally, options and SARs remain exercisable for the earlier of the expiration date or one year from the date of termination. In the event of termination for any other reason, any unexercised options and SARs remain exercisable for the earlier of the expiration date or 90 days from the date of termination (excluding any period during which trading is prohibited under our insider trading policy).

We use standard definitions of retirement and disability. Retirement is defined in the 2003 Plan as termination of employment if (i) on the date of termination, the employee is at least 55 years old and has at least 5 years continued service and (ii) the sum of the employee’s age and years of continued service equals at least 65. At December 31, 2011, Messrs. Kutnick and Schwartz qualified for a retirement benefit. Disability is defined in the 2003 Plan as total and permanent disability.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

“Employment Agreements With Executive Officers” above contains a detailed discussion of the payments and other benefits to which our CEO and other Named Executive Officers are entitled in the event of termination of employment or upon a Change In Control, and the amounts payable assuming termination at December 31, 2011 are set forth below. In this event, each Named Executive Officer would also be entitled to receive accrued personal time off (PTO) and the balance in his or her deferred compensation plan account. See the Non-Qualified Deferred Compensation Table below for these balances.

Mr. Hall, CEO. The table set forth below quantifies amounts that would be payable by the Company, and the value of shares of Common Stock that would be released, to Mr. Hall had his employment been terminated on December 31, 2011 (the “Termination Date”) as a result of (1) involuntary termination without cause and/or constructive termination, (2) death, disability or retirement and (3) a Change In Control. See Outstanding Equity Awards At Fiscal Year End Table below for a list of Mr. Hall’s unvested equity awards at the end of 2011.

Involuntary termination (severance benefits) (1)	Involuntary termination (continued vesting of equity awards) (2)	Total Involuntary termination (1), (2)	Death, disability or retirement (acceleration of unvested equity awards) (3)	Change in Control (severance benefits) (4)	Change in Control (acceleration of unvested equity awards) (5)	Total Change in Control (4), (5)

6,215,081	29,545,803	35,760,884	13,710,147	5,628,090	30,608,794	36,236,884

(1)

Represents the sum of (w) three times 2011 base salary, (x) 300% of the average actual bonus paid for the prior three years (2008, 2009 and 2010), (y) unpaid 2011 bonus and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect on the Termination Date).

(2)

Represents (x) the fair market value using the closing price of our Common Stock on December 31, 2011, or $34.77 (the “Year End Price”) of unvested PSUs that would have vested within 36 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price for all in-the-money SARs that would have vested within 36 months following the Termination Date, multiplied by the number of such SARs.

(3)

Represents (x) the fair market value using the Year End Price of unvested PSUs that would have vested within 12 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price for all in-the-money SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such SARs. Mr. Hall was not retirement eligible (as defined by Gartner) at December 31, 2011.

(4)

Represents the sum of (w) three times 2011 base salary, (x) three times 2011 target bonus, (y) unpaid 2011 bonus, and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect on the Termination Date).

(5)

Represents (x) the fair market value using the Year End Price of all unvested PSUs on the Termination Date (at target in the case of unadjusted 2011 PSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.

Other Named Executive Officers. The table set forth below quantifies amounts that would be payable by the Company, and the value of shares of Common Stock that would be released, to our Named Executive Officers (other than Mr. Hall) had their employment been terminated on December 31, 2011 (the “Termination Date”) as a result of (1) involuntary termination without cause and/or constructive termination, (2) death, disability or retirement and (3) a Change In Control. See Outstanding Equity Awards At Fiscal Year End Table below for a list of unvested equity awards held by each Named Executive Officer at the end of 2011.

Named Executive Officer	Involuntary termination (severance benefits) (1)	Acceleration of unvested equity awards (death, disability or retirement) (2)	Acceleration of unvested equity awards (Change in Control) (3)	Total Change in Control (1,3)

Christopher J. Lafond	465,033	3,821,350	8,531,319	8,996,352
Per Anders Waern	372,073	1,908,294	4,260,319	4,632,392
Lewis G. Schwartz	413,888	1,908,294	4,260,319	4,674,207
Dale Kutnick	373,774	1,908,294	4,260,319	4,634,093

(1)

Represents 12 months’ base salary plus the amount of health insurance premiums for the executive, his spouse and immediate family for 12 months (at premiums in effect on the Termination Date) payable in accordance with normal payroll practices. Since the executive must be employed on the bonus payment date (February 2012) in order to receive earned but unpaid 2011 bonus, in the event of termination on December 31, 2011, 2011 bonus would have been forfeited and, therefore, is excluded. See “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above for these bonus amounts.

(2)

Represents (x) the fair market value using the closing price of our Common Stock on December 31, 2011, or $34.77 (the “Year End Price”) of unvested PSUs that would have vested within 12 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price of all in-the-money SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such SARs.

(3)

Represents (x) the fair market value using the Year End Price of all unvested PSUs on the Termination Date (at target in the case of unadjusted 2011 PSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.

TERMS OF AWARDS TO EXECUTIVE OFFICERS

Our Compensation Discussion and Analysis contains a detailed description of the terms of our 2011 non-equity cash incentive compensation awards to executive officers (our short-term incentive compensation, or 2011 cash bonus), and the terms of our 2011 equity incentive compensation awards to executive officers (our long-term incentive compensation, or 2011 PSU and SAR awards) under “How the Company Determines Executive Compensation” on page 19.

Non-equity incentive compensation. The threshold, target and maximum amounts of the non-equity short-term incentive compensation (cash bonuses) payable to the Named Executive Officers are reported in the Grants of Plan — Based Awards Table, under “Possible Payouts Under Non-Equity Incentive Plan Awards.” As noted in the Compensation Discussion and Analysis, in 2011 we exceeded the target attainment levels for short-term incentive compensation awards, and earned bonuses for executive officers were approximately 123.9% of targeted amounts and were paid in February 2012. These amounts are reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and in footnote (1) to the Grants of Plan-Based Awards Table.

Equity incentive compensation. The threshold, target and maximum number of PSUs, and the number of SARs, awarded to the Named Executive Officers in 2011 are reported in the Grants of Plan-Based Awards Table under “Possible Payouts Under Equity Incentive Plan Awards.” As noted in the Compensation Discussion and Analysis, in 2011 we exceeded the target attainment level for long-term incentive compensation awards, and the actual number of PSUs eligible to vest, as determined by the Committee in February 2012, was 133.3% of the targeted amounts and is reported in footnote (2) to the Grants of Plan — Based Awards Table. The grant date fair value for each PSU and SAR award is included in the amounts reported in the “Stock Awards” and “Option Awards” columns, respectively, of the Summary Compensation Table, and in the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards Table. In the case of PSUs, the grant date fair value is based upon the probable outcome of the performance objective as of the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the risk of forfeitures, which is target grant date award value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the each option (including stock appreciation rights or SARs) and stock (including restricted stock and performance restricted stock units or PSUs) award held by each Named Executive Officer at December 31, 2011. All performance criteria associated with these awards (except for the 2011 PSU award (see footnote 4)) have been fully satisfied as of December 31, 2011, and the award is fixed. The market value of the stock awards is based on the closing price of our Common Stock on the New York Stock Exchange on December 31, 2011, which was $34.77 (and not on the closing price on the grant date). Upon exercise of, or release of restrictions on, these awards, the number of shares ultimately issued to each executive will be reduced by the number of shares withheld by Gartner for tax withholding purposes and/or as payment of exercise price.

[table follows on next page]

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Eugene A. Hall	85,885		12.11	8/16/14
	210,139		21.85	2/15/14
(1), (5)	203,595	67,865	18.10	2/15/15	41,838	1,454,707
(2), (5)	87,141	174,282	11.11	2/11/16	216,681	7,533,998
(3), (5)	53,794	161,380	22.06	2/11/17	245,337	8,530,367
(4), (5)		135,024	38.05	2/22/18			112,458	3,910,165
Christopher J. Lafond
(1), (5)	56,747	18,915	18.10	2/15/15	11,661	405,453
(2), (5)	0	48,576	11.11	2/11/16	60,394	2,099,899
(3), (5)	14,994	44,980	22.06	2/11/17	68,380	2,377,573
(4), (5)		37,634	38.05	2/22/18			31,345	1,089,866
Per Anders Waern
(1), (5)		9,446	18.10	2/15/15	5,823	202,466
(2), (5)		24,258	11.11	2/11/16	30,159	1,048,628
(3), (5)		22,462	22.06	2/11/17	34,147	1,187,291
(4), (5)		18,794	38.05	2/22/18			15,653	544,255
Lewis G. Schwartz
(1), (5)	18,338	9,446	18.10	2/15/15	5,823	202,466
(2), (5)	14,258	24,258	11.11	2/11/16	30,159	1,048,628
(3), (5)	7,488	22,462	22.06	2/11/17	34,147	1,187,291
(4), (5)		18,794	38.05	2/22/18			15,653	544,255
Dale Kutnick
	7,318		21.85	2/15/14
(1), (5)	28,338	9,446	18.10	2/15/15	5,823	202,466
(2), (5)	24,258	24,258	11.11	2/11/16	30,159	1,048,628
(3), (5)	7,488	22,462	22.06	2/11/17	34,147	1,187,291
(4), (5)		18,794	38.05	2/22/18			15,653	544,255

(1)	Vest 25% per year commencing 2/15/09.

(2)	Vest 25% per year commencing 2/11/10.

(3)	Vest 25% per year commencing 2/11/11.

(4)

Vest 25% per year commencing 2/22/12. The number of shares and market value of the Stock Award are presented at target (100%); the amount ultimately awarded could range from 0% to 200% of the target award; and the maximum payout value is 200% of target. After certification of the applicable performance metric in February 2012, the amount actually awarded on account of Stock Awards was adjusted to 133.3% of target. The actual number of PSUs awarded is reported in footnote (2) to the Grants of Plan — Based Awards table.

(5)

The amounts shown under Option Awards represent SARs that will be stock-settled upon exercise; accordingly, the number of shares ultimately received upon exercise will be less than the number of SARs held by the executive and reported in this table.

OPTION EXERCISES AND STOCK VESTED TABLE

This table provides information for the Named Executive Officers for options that were exercised, and stock awards that vested and released, during 2011 on an aggregate basis, and does not reflect shares withheld by the Company for exercise price or withholding taxes.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)

Eugene A. Hall	700,000	18,312,354	289,442	10,963,152
Christopher J. Lafond	260,577	6,543,799	80,668	3,055,455
Per Anders Waern	29,063	612,848	33,201	1,262,204
Lewis G. Schwartz	111,273	2,552,100	40,293	1,526,168
Dale Kutnick	39,000	1,112,928	40,293	1,526,168

(1)	Represents the spread between (i) the market price of our Common Stock at exercise and (ii) the exercise price for all options exercised during the year, multiplied by the number of options exercised.

(2)	Represents restricted stock units awarded in prior years as long-term incentive compensation that released in 2011.

(3)	Represents the number of shares that released multiplied by the market price of our Common Stock on the release date.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The Company maintains a Non-Qualified Deferred Compensation Plan for certain officers and key personnel whose aggregate compensation in 2011 was expected to exceed $275,000. This plan currently allows qualified U.S.-based employees to defer up to 50% of annual salary and/or up to 100% of annual bonus earned in a fiscal year. In addition, in 2011 the Company made a contribution to the account of each Named Executive Officer who deferred compensation equal to the amount of such executive’s contribution (not to exceed 4% of base salary and bonus), less $6,600. Deferred amounts are deemed invested in several independently-managed investment portfolios selected by the participant for purposes of determining the amount of earnings to be credited by the Company to that participant’s account. The Company may, but need not, acquire investments corresponding to the participants’ designations.

Upon termination of employment for any reason, all account balances will be distributed to the participant in a lump sum, except that a participant whose account balance is in excess of $25,000 may defer distributions for an additional year, or elect to receive the balance in 20, 40 or 60 quarterly installments. In the event of an unforeseen emergency (which includes a sudden and unexpected illness or accident of the participant or a dependent, a loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstance beyond the participant’s control), the participant may request early payment of his or her account balance, subject to approval.

The following table provides information (in dollars) concerning contributions to the Deferred Compensation Plan in 2011 by the participating Named Executive Officers, the Company’s matching contributions, 2011 earnings, aggregate withdrawals and distributions and account balances at year end.

Name	Executive Contributions in 2011 (1)	Company Contributions in 2011 (2)	Aggregate Earnings (loss) in 2011	Aggregate Withdrawals/ Distributions in 2011	Aggregate Balance at 12/31/11

Eugene A. Hall	87,095	80,495	(35,027)	105,110	529,376
Christopher J. Lafond	37,827	31,227	16	40,324	202,871
Per Anders Waern	30,031	23,431	(2,716)	—	115,268
Lewis G. Schwartz	33,930	27,330	(718)	—	269,276
Dale Kutnick	30,032	23,432	(3,817)	—	163,284

(1)	Executive Contributions are included in the “Base Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for the NEOs.

(2)

Company Contributions are included in the “All Other Compensation” column of the Summary Compensation Table, and in the “Company Match Under Non-qualified Deferred Compensation Plan” column of the Other Compensation Table for the NEOs.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 regarding the number of shares of our Common Stock that may be issued upon exercise of outstanding options, stock appreciation rights and other rights (including restricted stock, restricted stock units and common stock equivalents) awarded under our equity compensation plans (and, where applicable, related weighted-average exercise price information), as well as shares available for future issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders:
2003 Long Term Incentive Plan (1)	5,513,126	14.75	7,547,398
2011 Employee Stock Purchase Plan	—	—	1,373,630
Equity Compensation Plans Not Approved by Stockholders (2)	150,485	9.36

Total	5,663,611	14.40	8,921,028

(1)

With respect to SARs issued under the 2003 Plan, we have calculated, and given effect in the table to, the number of shares of Common Stock that would be issued upon settlement of outstanding in-the-money SARs at December 31, 2011 (2,120,281) using the closing price of our Common Stock at fiscal year end ($34.77). All outstanding options and SARs were in the money at year end.

(2)	Consists of the 1999 Stock Option Plan. No securities remain available for issuance under this plan.

(3)

Since December 31, 2011 to date, 694,463 restricted stock units and 383,285 SARs were awarded to our executive officers and associates under the 2003 Plan, which were issued primarily in connection with the 2012 annual equity award, and 721,063 shares were added back to the 2003 Plan on account of shares withheld for taxes, surrendered to pay exercise price or cancelled awards.

As of April 1, 2012, there were 3,272,506 options and SARs outstanding, with a weighted average exercise price of $20.34 and an average remaining term of 3.67 years. As of the same date, the number of full value shares granted and unvested was 2,532,165 and the number of shares available for future grant was 6,026,739. At the present time, equity awards are only issued under the 2003 LTIP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of shares of our Common Stock as of April 15, 2012 (including shares that will release (RSUs) or become exercisable (options or SARs) within 60 days following April 15, 2012) held by: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our directors; (iii) each Named Executive Officer; and (iv) all directors, Named Executive Officers and other current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o Gartner, Inc., 56 Top Gallant Road, Stamford, CT 06904. The amounts shown do not include CSEs that release upon termination of service as a director, or deferred RSUs. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table directly own, and have sole voting and investment power with respect to, all shares of Common Stock shown as beneficially owned by them. To the Company’s knowledge, none of these shares has been pledged.

Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned

Michael J. Bingle (1)	9,442	*
Richard J. Bressler	11,914	*
Raul E. Cesan (2)	77,149	*
Karen E. Dykstra	18,763	*
Anne Sutherland Fuchs (1)	32,386	*
William O. Grabe (3)	111,980	*
Stephen G. Pagliuca (4)	40,613	*
James C. Smith (5)	1,031,490	1.1
Eugene A. Hall (6)	1,465,690	1.5
Christopher Lafond (7)	292,615	*
Per Anders Waern (8)	4,699	*
Lewis G. Schwartz (9)	76,441	*
Dale Kutnick (10)	242,477	*
All current directors, Named Executive Officers and other executive officers as a group (20 persons) (11)	4,180,398	4.3
T. Rowe Price Associates, Inc. (12) 100 E. Pratt Street Baltimore, MD 21202	13,760,800	14.2
Baron Capital Group, Inc. (13) 767 Fifth Avenue, New York, NY 10153	9,065,686	9.4
Royce & Associates, LLC 745 Fifth Avenue, New York, NY 10151	5,412,100	5.6
The Vanguard Group, Inc. (14) 100 Vanguard Blvd., Malvern, PA 19335	5,199,538	5.4
Morgan Stanley (15) 1585 Broadway, New York, NY 10036	5,198,289	5.4
Blackrock, Inc. (16) 40 East 52nd Street New York, NY 10022	5,067,089	5.2

*	Less than 1%

(1)	Includes 3,484 RSUs that will release on June 2, 2012 (the “2012 Director RSU Award”).

(2)

Includes 30,000 shares held by a family foundation as to which Mr. Cesan may be deemed a beneficial owner, and 1,149 RSUs, which represent a pro rata amount of the 2012 Director RSU Award (Mr. Cesan joined the board in February 2012).

(3)	Includes 21,000 shares issuable upon the exercise of options and the 2012 Director RSU Award.

(4)	Includes 10,000 shares held by a family trust as to which Mr. Pagliuca may be deemed a beneficial owner and the 2012 Director RSU Award.

(5)

Includes the 2012 Director RSU Award, 50,000 shares held by members of Mr. Smith’s immediate family and 211,900 shares held by a family foundation as to which Mr. Smith may be deemed a beneficial owner.

(6)	Includes 587,086 shares issuable upon the exercise of stock appreciation rights (“SARs”).

(7)	Includes 197,894 shares issuable upon the exercise of SARs.

(8)	Represents shares issuable upon the exercise of SARs.

(9)	Includes 53,846 shares issuable upon the exercise of SARs. Also includes 10 shares held by a member of Mr. Schwartz’ immediate family as to which Mr. Schwartz may be deemed a beneficial owner.

(10)

Includes 64,777 shares issuable upon the exercise of SARs. Also includes 12,800 shares held for the benefit of immediate family members and 71,900 shares in an IRA account as to which Mr. Kutnick may be deemed a beneficial owner.

(11)	Includes 18,569 RSUs (the aggregate 2012 director RSU Award) that will release within 60 days, and 1,377,412 shares issuable upon the exercise of stock options and SARs.

(12)

These shares are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, Inc., which owns 6,000,000 shares for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(13)

Includes shares beneficially owned by Baron Capital Group, Inc. (“BCG”) and Ronald Baron; also includes 8,817,544 shares beneficially owned by BAMCO, Inc. and 248,142 shares beneficially owned by Baron Capital Management, Inc., subsidiaries of BCG.

(14)

Includes shares beneficially owned by The Vanguard Group, Inc. as an investment adviser, and includes 64,556 shares beneficially owned by Vanguard Fiduciary Trust Company as investment manager of collective trust accounts.

(15)	Includes shares beneficially owned, or deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates.

(16)	Includes shares held by various subsidiaries of Blackrock, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. To assist with this reporting obligation, the Company prepares and files ownership reports on behalf of its officers and directors pursuant to powers of attorney issued by the officer or director to the Company. Based solely on our review of these reports, or written representations from certain reporting persons, in 2011 two of our executive officers, David Godfrey and Michael Yoo, made late Form 4 filings with respect to the release of restricted stock units on May 15, 2011. The Form 4 filings reporting these releases were due on May 17, 2011, and they were filed on May 26, 2011. Mr. Godfrey’s filing reported two releases, and Mr. Yoo’s filing reported one release. The failure to file on a timely basis was due solely to administrative oversight on behalf of the Company.

TRANSACTIONS WITH RELATED PERSONS

Gartner is a provider of comprehensive research coverage of the IT industry to approximately 12,400 distinct client organizations across 85 countries. Because of our worldwide reach, it is not unusual for Gartner to engage in ordinary course of business transactions involving the sale of research or consulting services with entities in which one of our directors, executive officers or a greater than 5% owner of our stock, or immediate family member of any of them, may also be a director, executive officer, partner or investor, or have some other direct or indirect interest. We will refer to these transactions generally as related party transactions.

Our Governance Committee reviews all related party transactions to determine whether any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, has a material direct or indirect interest, or whether the independence from management of our directors may be compromised as a result of the relationship or transaction. Our Board Principles and Practices, which are posted on www.investor.gartner.com, require directors to disclose all actual or potential conflicts of interest regarding a matter being considered by the Board or any of its committees and to excuse themselves from that portion of the Board or committee meeting at which the matter is addressed to permit independent discussion. Additionally, the member with the conflict must abstain from voting on any such matter. The Governance Committee is charged with resolving any conflict of interest issues brought to its attention and has the power to request the Board to take appropriate action, up to and including requesting the involved director to resign. Our Audit Committee and/or Board of Directors reviews and approves all material related party transactions involving our directors in accordance with applicable provisions of Delaware law and with the advice of counsel, if deemed necessary.

The Company maintains a written conflicts of interest policy which is posted on our intranet and prohibits all Gartner employees, including our executive officers, from engaging in any personal, business or professional activity which conflicts with or appears to conflict with their employment responsibilities and from maintaining financial interests in entities that could create an appearance of impropriety in their dealings with the Company. Additionally, the policy prohibits all Gartner employees from entering into agreements on behalf of Gartner with any outside entity if the employee knows that the entity is a related party to a Gartner employee; i.e., that the contract would confer a financial benefit, either directly or indirectly, on a Gartner employee or his or her relatives. All potential conflicts of interest and related party transactions involving Gartner employees must be reported to, and pre-approved by, the General Counsel.

In 2011, there were no related party transactions in which any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, had or will have a direct or indirect material interest.

PROPOSAL TWO:

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in this Proxy Statement a separate resolution subject to stockholder vote to approve the compensation of our Named Executive Officers. The stockholder vote on this resolution is advisory only; it will not be binding on the Compensation Committee, the Board or the Company, nor will it overrule any action taken with respect to executive compensation. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future executive compensation decisions.

The text of the resolution in respect of Proposal No. 2 is as follows:

“Resolved, that the compensation of Gartner’s Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

In considering your vote, stockholders may wish to review with care the information on Gartner’s compensation policies and decisions regarding the Named Executive Officers presented in the Compensation Discussion and Analysis (CD&A) on pages 18 to 25, as well as the information concerning company performance included in the Executive Summary on page 16 and highlights of our Compensation Practices on pages 17 and 18.

In particular, stockholders should note that the Compensation Committee bases its executive compensation decisions on the following:

•	the need to attract, motivate and retain highly talented, creative and entrepreneurial individuals in a highly competitive industry and market place;

•

the need to motivate our executives to maximize the performance of our Company through pay-for-performance compensation components which have led executives to deliver outstanding performance for the past several years;

•	comparability to the practices of peers in our industry and other comparable companies generally based upon available benchmarking data; and

•	the alignment of our executive compensation programs with stockholder value through heavily weighted performance-based compensation elements.

As noted in the Executive Summary on page 16, 2011 was a year of record achievement for Gartner, largely as a result of the achievements of our executive leadership team. We achieved Contract Value, EBITDA and Revenue growth of 14%, 21% and 11%, respectively. Additionally, our Common Stock returned 5%, 95% and 76% on a one, three and five year basis, significantly out-performing the S&P 500 and NASDAQ indices for the corresponding periods. The Board believes that Gartner’s executive compensation programs have a proven record of effectively driving superior levels of financial performance, alignment of pay with performance, high ethical standards and attraction and retention of highly talented executives.

RECOMMENDATION OF OUR BOARD

Our Board unanimously recommends that you vote “FOR” the foregoing resolution to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL THREE:

APPROVAL OF THE AMENDED AND RESTATED EXECUTIVE
PERFORMANCE BONUS PLAN

As discussed in detail in the Compensation Discussion and Analysis, the Compensation Committee has for many years approved short-term incentive compensation to our executive officers in the form of cash bonuses tied to performance objectives. We believe this element of compensation drives outstanding performance and stockholder value. In 2007, the Company first adopted an Executive Performance Bonus Plan that was intended to entitle the Company to a full income tax deduction for any performance-based incentive cash compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers, and the plan was approved by stockholders at the 2007 Annual Meeting. In order to continue to take full advantage of this tax deduction, we are required under IRS regulations to seek stockholder approval of the material terms of this plan every five years. Accordingly, the Company is presenting the Amended and Restated Executive Performance Bonus Plan (the “Amended Bonus Plan”) to its stockholders at the 2012 Annual Meeting for their approval.

The Amended Bonus Plan requires the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. If the stockholders choose not to approve this Proposal, short-term incentive compensation will not be paid under the Amended Bonus Plan. However, the Company likely will consider continuing to provide short-term incentive cash bonus compensation outside the Amended Bonus Plan, which may not be deductible.

The following paragraphs provide a summary of the principal features of the Amended Bonus Plan and its operation. The Amended Bonus Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

PLAN SUMMARY

Purpose. The purpose of the Amended Bonus Plan is to motivate executive officers to achieve goals relating to the performance of the Company, its subsidiaries or business units, or other objectively determinable goals, and to reward them when those objectives are satisfied, thereby increasing stockholder value and the success of Gartner. The Amended Bonus Plan is also designed to assist the Company in attracting and retaining executive talent. If certain requirements are satisfied, bonuses awarded under the Amended Bonus Plan to eligible employees will qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the of the Code (“Section 162(m)”).

Eligibility to Participate. The Compensation Committee of the Board of Directors (the “Committee”) selects the employees of the Company (and its affiliates) who will be eligible to receive awards under the Amended Bonus Plan. At the present time, we expect that participation will be limited to the Company’s executive officers, a total of 12 executives as of the date of this Proxy Statement. However, the Committee has discretion to include other employees in the Amended Bonus Plan in its discretion. If the Amended Bonus Plan is approved by stockholders, the first participants in the Amended Bonus Plan likely will be chosen for participation in 2013. No person is automatically entitled to participate in the Amended Bonus Plan in any Amended Bonus Plan year.

Target Awards and Performance Goals. Each performance period, the Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award typically will be expressed as a percentage of his or her base salary earned during the applicable performance period. The performance goals require the achievement of objectives for one or more of (a) cash flow, (b) contract value, (c) customer efficiency, (d) earnings per share, (e) financial efficiency, (f) profit, (g) revenue, (h) selling, general and administrative expenses and (i) total stockholder return. Each of these measures is defined in the Amended Bonus Plan. Performance goals may either be the same for, or differ from, participant to participant, performance period to performance period and from award to award, as the Committee may determine.

The Committee may choose to set performance goals: (1) in absolute terms; (2) in combination with another performance goal or goals (for example, as a ratio or matrix); (3) in relative terms (for example, as compared to results for other period of time, against financial metrics and/or another company, companies, index or indices); (4) on a per share and/or per capita basis; (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company; and/or (6) on a pre-tax or after-tax basis. The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations, or whether or not such any performance goal will be measured on a GAAP or non-GAAP basis. Each performance period will last one fiscal year.

Actual Awards. After the performance period ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Amended Bonus Plan limits actual awards to a maximum of $5 million per person for any performance period, even if the pre-established formula otherwise indicates a larger award.

The Committee has discretion to reduce or eliminate (but not increase) the actual award of any participant. Also, unless determined otherwise by the Committee, a participant will forfeit the bonus if a participant terminates employment (other than due to death, disability or retirement) after a bonus is earned, but before it is paid. However, the Committee has discretion to pay out part or all of the award in these cases.

Actual awards generally are paid in cash generally no later than two and one-half months after the performance period ends.

Administration. The Committee administers the Amended Bonus Plan. Members of the Committee must qualify as outside directors under Section 162(m). Subject to the terms of the Amended Bonus Plan, the Committee has sole discretion to:

•	select the employees who will be eligible to receive awards;

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the Amended Bonus Plan.

Performance Based Compensation. The Amended Bonus Plan is intended to allow us to pay bonuses that qualify as “performance-based” compensation under Section 162(m). Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that any of these persons receives more than $1 million in cash compensation in any one year. However, if the Company pays compensation that is “performance based” under Section 162(m) and is paid pursuant to a stockholder-approved plan, the Company still can receive a federal income deduction for the compensation even if it is more than $1 million during a single year. Your approval of the Amended Bonus Plan will allow the Company to pay incentive compensation that is intended to be performance-based and fully tax deductible on the Company’s federal income tax return.

Amendment and Termination of the Plan. The Board may amend or terminate the Amended Bonus Plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to already established target awards, unless the participant consents.

PARTICIPATION IN PLAN BENEFITS

The Amended Bonus Plan is not effective until January 1, 2013 and is expected to be first implemented for the calendar year 2013 performance period. Awards under the Amended Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. The table set forth below provides the 2011 bonus amounts earned by the named executive officers (and all executive officers as a group) under the Company’s current Executive Performance Bonus Plan. The 2011 bonus program was very similar to the Amended Bonus Plan and 2011 bonus awards were paid in February 2012. See Compensation Discussion and Analysis — “How the Company Determines the Amount (and Where Applicable, the Formula) for Each Element to Pay.” These individuals currently would be expected to participate in the Amended Bonus Plan for the 2013 performance period. Any amounts paid under the Amended Bonus Plan may be higher or lower than these amounts. In the future, the Committee will select appropriate performance goals that relate to the achievement of targets for the 2013 performance period. Your approval of the Amended Bonus Plan will help us in meeting the requirements necessary to qualify as performance-based compensation. Because our executive officers are eligible to receive awards under the Amended Bonus Plan, our executive officers have an interest in this proposal.

Name of Individual or Group	2011 Amount ($)

Eugene A. Hall	961,322
Christopher J. Lafond	337,844
Per Anders Waern	268,230
Lewis G. Schwartz	303,037
Dale Kutnick	268,230
All executive officers, as a group (12 persons)	3,798,872

There can be no assurance that any awards for 2013 or any subsequent performance period actually will be paid. The actual award paid (if any) will vary depending on actual performance compared to the targeted performance goals for the applicable performance period, and may be more or less than the 2011 amounts provided above. In addition, the Committee has discretion to decrease (but not increase) any award specified under a pre-established formula.

IF THE AMENDED BONUS PLAN IS NOT APPROVED

If the stockholders do not approve the Amended Bonus Plan, no awards of short-term incentive compensation will be made under the Amended Bonus Plan. The Committee nonetheless may consider continuing to provide short-term incentive compensation to executives in future fiscal years that utilizes performance goals similar to the ones set forth under the Amended Bonus Plan. In this case, amounts paid to executive officers may not be fully deductible for federal income tax purposes. Stockholder approval of the Amended Bonus Plan will help the Company in seeking to make this form of compensation fully tax-deductible.

RECOMMENDATION OF OUR BOARD

Our Board unanimously recommends that you vote “FOR”
approval of the Amended and Restated Executive Performance Bonus Plan.

PROPOSAL FOUR:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP to serve as the Company’s independent auditors for the 2012 fiscal year. Additional information concerning the Audit Committee and its activities with KPMG can be found in the “Audit Committee Report” and the “Principal Accountant Fees and Services” below.

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. Ratification by the stockholders of the selection of KPMG is not required by law, the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG for stockholder ratification to ascertain stockholders’ views on the matter. Representatives of KPMG will attend the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During 2011, KPMG performed recurring audit services, including the examination of our annual financial statements, limited reviews of quarterly financial information, certain statutory audits and tax services for the Company. The aggregate fees billed for professional services by KPMG in 2010 and 2011 for various services performed by them were as follows:

Types of Fees	2010	2011

Audit Fees	$2,187,000	2,302,000
Audit-Related Fees	—	4,844
Tax Fees	364,000	434,975
All Other Fees	—	—

Total Fees	$2,551,000	2,741,819

Audit Fees. Audit fees relate to professional services rendered by KPMG for the audit of the Company’s annual consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the review of its quarterly financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as work performed in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees relate to professional services rendered by KPMG primarily for audit support services.

Tax Fees. Tax fees relate to professional services rendered by KPMG for permissible tax compliance in foreign and domestic locations, tax advice, tax planning and tax audits.

All Other Fees. This category of fees covers all fees for any permissible service not included in the above categories.

Pre-Approval Policies. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management report periodically to the Audit Committee regarding the services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In the case of permissible tax services, the Audit Committee has approved overall fee amounts for specific types of permissible services (i.e., tax compliance, tax planning and tax audit support) to allow management to engage KPMG expeditiously as needed as projects arise. All services rendered in 2011 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

Pursuant to its responsibilities as set forth in the Audit Committee Charter, the Audit Committee has reviewed and discussed with management and with KPMG Gartner’s audited consolidated financial statements for the year ended December 31, 2011. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has received the written disclosures and letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG that firm’s independence.

Based on the review and discussions noted above, as well as discussions regarding Gartner’s internal control over financial reporting and discussions with Gartner’s Internal Audit function, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in Gartner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard J. Bressler
Karen E. Dykstra
James C. Smith

April 24, 2012

RECOMMENDATION OF OUR BOARD

Our Board unanimously recommends that you vote “FOR” ratification of the selection of
KPMG LLP as the Company’s independent auditors for fiscal 2012.

MISCELLANEOUS

STOCKHOLDER COMMUNICATIONS
Stockholders and other interested parties may communicate with any of our directors by writing to them c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. 10212, Stamford, CT 06904-2212. All communications other than those which on their face are suspicious, inappropriate or illegible will be delivered to the director to whom they are addressed.

AVAILABLE INFORMATION
Our website address is www.gartner.com. The investor relations section of our website is located at www.investor.gartner.com and contains, under the “Corporate Governance” link, current electronic printable copies of our (i) CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers, (ii) Code of Conduct, which applies to all Gartner officers, directors and employees, (iii) Board Principles and Practices, the corporate governance principles that have been adopted by our Board and (iv) charters for each of the Board’s standing committees: Audit, Compensation and Governance. This information is also available in print to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212.

PROCESS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2013 ANNUAL MEETING
The Company has adopted advance notice requirements related to stockholder business, including director nominations. These requirements are contained in our Bylaws, which can be found at www.investor.gartner.com, under “Corporate Governance”, and are summarized below. This summary is qualified by reference to the full Bylaw provision.

If you are a stockholder of record and you want to make a proposal for consideration at the 2013 Annual Meeting without having it included in our proxy materials, we must receive your written notice not less than 90 days prior to the 2013 Annual Meeting; provided, however, that if we fail to give at least 100 days prior notice of this meeting, then we must receive your written notice not more than 10 days after the date on which notice of the 2013 Annual Meeting is mailed.

A stockholder’s notice must set forth certain required information including: (i) a brief description of the business to be brought before the meeting and the reasons therefore; (ii) the name and address of the proposing stockholder and certain associated persons; (iii) the number of shares of Common Stock held by such stockholder and associated persons; (iv) a description of any hedging transactions entered into by such stockholder and persons; (v) any material interest of such stockholder and associated persons in the business to be conducted; and (vi) a statement as to whether a proxy statement and form of proxy will be delivered to other stockholders. In addition, certain information in the notice must be supplemented as of the record date for the meeting. If the stockholder business involves director nominations, the stockholder’s notice must also contain detailed information concerning the nominee, including name, age, principal occupation, interests in Common Stock, any other information regarding the nominee that would be required to be included in a proxy statement under the rules of the SEC had the proposal been made by management, and an acknowledgment by the nominee of the fiduciary duties owed by a director to a corporation and its stockholders under Delaware law. If you do not comply with all of the provisions of our advance notice requirements, then your proposal may not be brought before the 2013 Annual Meeting. All stockholder notices should be addressed to the Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212.

Additionally, if you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials for that meeting, we must receive your proposal by December 19, 2012, and it must comply with all other provisions of the Company’s advance notice requirements as well as the requirements of Exchange Act Rule 14a-8.

ANNUAL REPORT
A copy of our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 10-K”) has been filed with the Securities and Exchange Commission and is available at www.sec.gov. You may also obtain a copy at www.investor.gartner.com. A copy of the 2011 10-K is also contained in our 2011 Annual Report to Stockholders, which accompanies this Proxy Statement. A copy of the 2011 10-K will be mailed to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212.

OTHER BUSINESS
Management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the 2012 Annual Meeting of Stockholders. However, if any other matters properly come before the 2012 Annual Meeting, the persons designated by the Company as proxies may vote the shares of Common Stock they represent in their discretion.

By Order of the Board of Directors

Stamford, Connecticut	Lewis G. Schwartz
April 24, 2012	Corporate Secretary

APPENDIX A

Amended and Restated Executive Performance Bonus Plan

i

ii

GARTNER, INC.

EXECUTIVE PERFORMANCE BONUS PLAN

SECTION 1
BACKGROUND, PURPOSE AND DURATION

1.1

Effective Date. Gartner, Inc., having established the Plan effective as of January 1, 2008, hereby amends and restates the Plan effective as of January 1, 2013. The amended and restated Plan is subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2012 Annual Meeting of Stockholders of the Company.

1.2

Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1

“Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2	“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3

“Base Salary” means as to any Performance Period, the Participant’s earned salary during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans.

2.4	“Board” means the Board of Directors of the Company.

2.5

“Cash Flow” means as to any Performance Period, cash generated from operating activities, free cash flow or total cash flow, in the discretion, may and include cash flow return on investment (calculated by dividing any of the foregoing measures of Cash Flow by total capital).

2.6

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7	“Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.8	“Company” means Gartner, Inc., a Delaware corporation, or any successor thereto.

2.9

“Contract Value” means as to any Performance Period, the value attributable to all subscription-related research products that recognize revenue on a ratable basis. Contract value is calculated as the annualized value of all subscription research contracts in effect at a specific point in time, without regard to the duration of the contract.

2.10

“Customer Efficiency” means as to any Performance Period, one or ore objective and quantifiable performance measurements interaction with customers and other third-party entities (for example, but not by way of limitation, client retention, wallet retention, utilization rates, sales performance, billable headcount and user retention, each as defined by the Committee).

2.11	“Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.12	“Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.13

“Earnings Per Share” means as to any Performance Period, the Company’s after-tax Profit, divided by a weighted average number of common shares outstanding and/or dilutive common equivalent shares deemed outstanding.

2.14	“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.15

“Financial Efficiency” means as to any Performance Period, the percentage equal to Profit (or Revenue) for the Performance Period, divided by a financial metric determined by the Committee (for example, but not by way of limitation, stockholders’ equity or Revenue). Financial Efficiency shall include, but not be limited to, return on stockholders’ equity, return on capital, return on assets, return on investment, economic value added and any measure of internal rate of return, each as defined by the Committee.

2.16	“Fiscal Year” means the fiscal year of the Company.

2.17	“Maximum Award” means as to any Participant for any Performance Period, $5 million.

2.18	“Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.19

“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.20

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Contract Value, (c) Customer Efficiency, (d) Earnings Per Share, (e) Financial Efficiency, (f) Profit, (g) Revenue, (h) SG&A and (i) Total Stockholder Return. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.21	“Performance Period” means a Fiscal Year.

2.22	“Plan” means the Gartner, Inc. Executive Performance Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.23	“Profit” means as to any Performance Period, a measurement of net income as determined by the Committee.

2.24	“Retirement” means with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.25	“Revenue” means as to any Performance Period, net revenues generated or to be generated (backlog) from third parties.

2.26

“SG&A” means as to any Performance Period, any and all selling, general and/or administrative expenses as reported in a statement of income for the period, or any and all selling, general and/or administrative expenses of the Company or any Affiliate(s) expressed as a percentage of Revenue or Profit.

2.27

“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.28

“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

2.29	“Total Stockholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1

Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and shall be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2

Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3

Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4

Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award.

3.5	Date for Determinations. The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6

Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not any Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4
PAYMENT OF AWARDS

4.1

Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2

Timing of Payment. Subject to Section 3.6, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period.

4.3	Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4

Termination of Employment. If a Participant incurs a Termination or Employment for any reason prior to the end of the Performance Period, such Participant shall not be entitled to an Award. If a Participant incurs a Termination of Employment due to death, disability or an involuntary termination prior to the payment of an Actual Award (determined under Section 3.6) that was scheduled to be paid to him or her prior to such Termination of Employment for a prior Performance Period, the Award shall be paid to the Participant or, if applicable, to his or her designated beneficiary or, if no beneficiary has been designated, to his or her estate.

4.5

Forfeiture or Claw-back of Actual Awards. Notwithstanding any contrary provision of the Plan, the Committee (or the Board), in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or any portion of his or her Actual Award, to the extent required by applicable law or provided under any claw-back policy adopted by the Company on account of any event of fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, or violation of material Company policies.

SECTION 5
ADMINISTRATION

5.1

Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

5.2

Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3

Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4

Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6 GENERAL PROVISIONS

6.1	Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state, local and other taxes.

6.2

No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3	Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4

Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5

Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6	Beneficiary Designations.

a.

Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more Beneficiaries to receive any Actual Award payable to the Participant at the time of his or her death. Notwithstanding any contrary provision of this Section 6.6 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of Beneficiaries.

b.

Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

c.

Failed Designation. If the Committee does not make this Section 6.6 operative or if Participant dies without having effectively designated a Beneficiary, the Participant’s Account shall be payable to the general beneficiary shown on the records of the Employer. If no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her estate.

6.7

Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8

Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be made into the Gartner, Inc. Deferred Compensation Plan (or such other similar nonqualified deferred compensation plan in effect at the time) and subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals shall be designed to comply with Section 409A of the Code.

6.9

Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

SECTION 7
AMENDMENT, TERMINATION AND DURATION

7.1

Amendment, Suspension or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2

Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8
LEGAL CONSTRUCTION

8.1

Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2

Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3

Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Connecticut, but without regard to its conflict of law provisions.

8.5	Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Gartner, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

GARTNER, INC.

Dated:_________________, 2012	By:

Name:
Title:

VOTE BY INTERNET - www.proxyvote.com

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GARTNER, INC. ATTN: INVESTOR RELATIONS 56 TOP GALLANT ROAD STAMFORD, CT 06904-2212
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42238-P21769 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GARTNER, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:
1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2013:	For	Against	Abstain

	1a. Michael J. Bingle	☐	☐	☐			For	Against	Abstain

	1b. Richard J. Bressler	☐	☐	☐	2.	To approve the Company’s executive compensation.	☐	☐	☐

	1c. Raul E. Cesan	☐	☐	☐	3.	To approve the Amended and Restated Executive Performance Bonus Plan.	☐	☐	☐

	1d. Karen E. Dykstra	☐	☐	☐	4.	To ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2012.	☐	☐	☐

	1e. Anne Sutherland Fuchs	☐	☐	☐
NOTE: Such other business as may properly come
	1f. William O. Grabe	☐	☐	☐	before the meeting or any adjournment thereof.

	1g. Eugene A. Hall	☐	☐	☐

	1h. Stephen G. Pagliuca	☐	☐	☐

	1i. James C. Smith	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M42239-P21769

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF GARTNER, INC.

The undersigned hereby appoints Eugene A. Hall, Christopher J. Lafond and Lewis G. Schwartz, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote as provided on the other side, all the shares of Gartner, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Gartner, Inc. to be held June 7, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)